Exhibit 10.1

CONFIDENTIAL

INVESTMENT AND SEPARATION MATTERS AGREEMENT

BY AND AMONG

SSW HOLDCO LP,

QUALCOMM INCORPORATED and,

solely for the purposes of Article V and Sections 2.3 and 2.4 hereof,

SSW MERGER SUB CORP

DATED AS OF OCTOBER 4, 2021

Page

Article I DEFINITIONS		2

1.1	Definitions	2
1.2	Other Capitalized Terms	12
1.3	Interpretive Provisions	13

Article II THE MERGER		14

2.1	The Merger Agreement	14
2.2	Appropriate Action; Consents; Filings	15
2.3	Scope of Representation	16
2.4	Power of Attorney	17
2.5	QUALCOMM Liability; Investor Challenge	17

Article III NON-ARRIVER BUSINESS SEPARATION; NON-ARRIVER EXTRACTION; ARRIVER SALE		17

3.1	Arriver/Non-Arriver Separation Planning	17
3.2	Non-Arriver Extraction	18
3.3	Withholding	21
3.4	Wrong Pockets	21
3.5	Long-Term Services Agreements	22
3.6	Commercial License Agreements	22
3.7	Shared Contracts.	22
3.8	Shared Leases	24
3.9	Insurance	24

Article IV THE NON-ARRIVER EXTRACTION CLOSING		24

4.1	The Closing	24
4.2	Closing Deliverables by Investor	25

Article V REPRESENTATIONS AND WARRANTIES RELATING TO INVESTOR AND MERGER SUB		25

5.1	Investor Representations and Warranties	25
5.2	Organization and Qualification	25
5.3	Authority Relative to Agreement	26
5.4	No Conflict; Required Filings and Consents	26
5.5	Sufficient Funds	27
5.6	Activities of Investor and Affiliated Parties	27
5.7	Brokers	27
5.8	Acknowledgment of Disclaimer of Other Representations and Warranties	28

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(Continued)

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Article VI REPRESENTATIONS AND WARRANTIES RELATING TO QUALCOMM		29

6.1	Merger Agreement Representations and Warranties	29
6.2	Organization and Qualification	29
6.3	Authority Relative to Agreement	29
6.4	No Conflict; Required Filings and Consents	30
6.5	Sufficient Funds	31
6.6	Investment Intention	31
6.7	Brokers	31
6.8	Acknowledgment of Disclaimer of Other Representations and Warranties	31

Article VII COVENANTS		32

7.1	Conduct of the Arriver Business	32
7.2	Access to Information; Confidentiality	35
7.3	Further Assurances; Notification of Litigation	36
7.4	IRS Form W-9	36
7.5	Tax Matters	36
7.6	No Control of Veoneer’s Business	38
7.7	Auditor Independence	38

Article VIII CONDITIONS TO NON-ARRIVER EXTRACTION CLOSING		39

8.1	Conditions to the Obligations of QUALCOMM and Investor	39

Article IX TERMINATION		39

9.1	Termination	39
9.2	Effect of Termination	39

Article X SURVIVAL; INDEMNIFICATION		39

10.1	Survival	39
10.2	Indemnification by Investor Group; Indemnification by QUALCOMM	40
10.3	Indemnification Claim Process	41
10.4	Indemnification Procedures for Non-Third Party Claims	42
10.5	Exclusive Remedy	42
10.6	Calculation of Losses; Limitations	43

Article XI MISCELLANEOUS		43

11.1	Amendment	43
11.2	Entire Agreement	43
11.3	Headings	44
11.4	Further Assurances	44
11.5	Notices	44
11.6	Exhibits and Schedules	45
11.7	Waiver	46
11.8	Binding Effect; Assignment	46

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(Continued)

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11.9	No Third Party Beneficiary	46
11.10	No Recourse	46
11.11	Counterparts; Facsimile Signatures	47
11.12	Governing Law and Jurisdiction	47
11.13	Consent to Jurisdiction and Service of Process	47
11.14	WAIVER OF JURY TRIAL	47
11.15	Specific Performance	48
11.16	Severability	48
11.17	Interpretation	48

DISCLOSURE SCHEDULES

EXHIBITS

Exhibit A	Employee Matters Agreement
Exhibit B	IP Agreement
Exhibit C	Patent Cross-License Agreement
Exhibit D	Trademark License Agreement
Exhibit E	Transition Services Agreement
Exhibit F	Non-Arriver Separation Plan

iii

INVESTMENT AND SEPARATION MATTERS AGREEMENT

THIS INVESTMENT AND SEPARATION MATTERS AGREEMENT (this “Agreement”), dated as of October 4, 2021, is entered into by and among QUALCOMM Incorporated, a Delaware corporation (“QUALCOMM”), SSW HoldCo LP, a Delaware limited partnership (“Investor”) and, solely for the purposes of Article V and Sections 2.3 and 2.4 hereunder, SSW Merger Sub Corp, a Delaware corporation and direct wholly owned Subsidiary of Investor (“Merger Sub”). QUALCOMM and Investor (and, solely for purposes of Article V and Sections 2.3 and 2.4 hereunder, Merger Sub) are collectively referred to as the “Parties” and individually as a “Party.” Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

RECITALS

WHEREAS, SSW Investors LP (“Investor Parent”) has formed Investor as a Delaware limited partnership;

WHEREAS, QUALCOMM, Investor, Merger Sub, and Veoneer, Inc., a Delaware corporation (“Veoneer”), concurrently with the execution of this Agreement, have entered into that certain Agreement and Plan of Merger, dated as of the date of this Agreement (the “Merger Agreement”), pursuant to which, among other things, at the Effective Time (as defined in the Merger Agreement), Merger Sub will merge with and into Veoneer (the “Merger”), with Veoneer surviving as a direct wholly owned Subsidiary of Investor;

WHEREAS, QUALCOMM and Investor are both Acquiring Parties under the Merger Agreement and desire to enter into certain agreements as between each other with respect to their rights and obligations under the Merger Agreement;

WHEREAS, in accordance with and subject to the terms and conditions of the Merger Agreement, Veoneer has agreed to use reasonable best efforts to prepare to separate the Non-Arriver Business from the Arriver Business in cooperation with QUALCOMM and Investor such that, following the Non-Arriver Extraction Effective Time, the Arriver Business will be held and operated by members of the Arriver Group and the Non-Arriver Business will be held and operated by members of the Investor Group (such preparatory efforts, the “Arriver/Non-Arriver Separation Planning”); and

WHEREAS, QUALCOMM and Investor desire that:

(i)	if the Arriver/Non-Arriver Separation Planning has been completed as of the Merger Closing, (A) immediately following the Merger Closing, Investor will consummate the Non-Arriver Extraction, and (B) immediately following the Non-Arriver Extraction, Investor will sell to QUALCOMM all of the outstanding shares of Veoneer by way of a merger of Veoneer with and into a designated Subsidiary of QUALCOMM, with Veoneer surviving such merger as a wholly owned Subsidiary of QUALCOMM (the “Arriver Sale”), with the effect that QUALCOMM will acquire all of the Arriver Business and none of the Non-Arriver Business;

(ii)	if the Arriver/Non-Arriver Separation Planning has not been completed as of the Merger Closing, (A) QUALCOMM and Investor will cooperate hereunder to complete the Arriver/Non-Arriver Separation Planning as promptly as practicable thereafter, (B) immediately following the completion of the Arriver/Non-Arriver Separation Planning, Investor will consummate the Non-Arriver Extraction, and (C) immediately following the Non-Arriver Extraction, Investor and QUALCOMM will consummate the Arriver Sale; and

(iii)	if elected by QUALCOMM, in its sole discretion, upon providing notice to Investor and Veoneer, the separation of the Arriver Business and the Non-Arriver Business and the purchase of the Arriver Business by QUALCOMM may be effected by way of an alternative transaction structure (in lieu of proceeding with the Non-Arriver Extraction and the Arriver Sale) pursuant to which QUALCOMM will purchase the Arriver Business from Veoneer if such change to the transaction structure would in QUALCOMM’s good faith judgment facilitate a material bona fide business purpose.

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties to this Agreement hereby agree as follows:

Article I
DEFINITIONS

1.1            Definitions. The following terms, whenever used herein, shall have the following meanings for all purposes of this Agreement.

“Acquiring Parties” has the meaning set forth in the Merger Agreement (each, an “Acquiring Party”).

“Action” means any claim, demand, action, suit, arbitration, audit, investigation or proceeding.

“Affiliate” has the meaning set forth in the Merger Agreement.

“Alternative Arriver Business Sale” means the separation of the Arriver Business and the Non-Arriver Business and the purchase of the Arriver Business by QUALCOMM by way of an alternative structure (in lieu of proceeding with the Non-Arriver Extraction and the Arriver Sale) pursuant to which QUALCOMM will purchase the Arriver Business from Veoneer.

“Ancillary Agreements” means the Transition Services Agreement, the IP Agreement, the Employee Matters Agreement, the Patent Cross-License Agreement, the Trademark License Agreement, the Long-Term Services Agreements and the Commercial License Agreements, which may each be updated or amended from time to time after the date hereof and until the Arriver Sale Closing by QUALCOMM in good faith in its sole discretion following consultation with Investor.

“Antitrust Laws” means the Sherman Act of 1890, as amended; the Clayton Act of 1914, as amended; the Federal Trade Commission Act of 1914, as amended; the HSR Act, and all other federal, state, foreign or supranational Laws or Orders in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Arriver Business” means the Assets, Liabilities, Contracts, employees, business, operations, products, platforms, services and activities of the business operated by Veoneer and its Subsidiaries (i) known as “Arriver” or otherwise relating thereto and (ii) comprising such functions as are necessary, advisable or incidental to building platform integration capability for servicing Tier 1 automotive suppliers, including “ADAS ECU & Integration,” Roadscape, Vision & DMS, as well as the office of the chief technology officer, shared services, relevant sales and apps engineering functions to the extent related thereto, in each case conducted at any time prior to the Non-Arriver Extraction Effective Time by Veoneer or any of its current or former Subsidiaries or predecessors.

“Arriver Business Records” means any Business Records used in or related to the Arriver Business.

“Arriver Contracts” means (a) all Contracts of Veoneer and its Subsidiaries that are used in or related to the Arriver Business as of the Non-Arriver Extraction Effective Time (unless the relationship of such Contracts to the Arriver Business is immaterial), (b) the Contracts set forth on Schedule 1.1(a)(i),1 and (c) any Contract of Veoneer or its Subsidiaries not included within the foregoing clauses (a) and (b) that is an Arriver Shared Contract; provided that (i) with respect to customer Contracts of Veoneer and its Subsidiaries, such Contracts shall not constitute Arriver Contracts unless such Contracts are primarily used in or related to the Arriver Business and (ii) the Arriver Contracts shall not include any Contracts identified on Schedule 1.1(a)(ii).2 The foregoing Schedules 1.1(a)(i) and 1.1(a)(ii) may be updated, amended or modified from time to time after the date hereof and until the Arriver Sale Closing by QUALCOMM in good faith in its sole discretion following consultation with Investor.

[1]	Note to Draft: This schedule to be created after signing and list any specifically identified Contracts QUALCOMM determines in good faith should transfer with the Arriver Business in order to best effectuate the intended separation of the Arriver Business and the Non-Arriver Business and the intent of Section 3.1.
[2]	Note to Draft: This schedule to be created after signing and list any Arriver-related Contracts that QUALCOMM determines between signing and closing should specifically be left with Investor.

“Arriver Employee” has the meaning set forth in the Employee Matters Agreement.

“Arriver Group” means, immediately after the Non-Arriver Extraction, Veoneer and each remaining Subsidiary of Veoneer.

“Arriver IP” has the meaning set forth in the IP Agreement. The schedules of Arriver IP and Non-Arriver IP set forth in the IP Agreement may be updated or amended from time to time after the date hereof and until the Arriver Sale Closing by QUALCOMM in good faith in its sole discretion following consultation with Investor.

“Arriver Leases” means (a) all Leases pursuant to which Veoneer and its Subsidiaries lease (as tenant), license (as licensee) and/or occupy real property, all of which is used in or related to the Arriver Business, and not the Non-Arriver Business, as of the Non-Arriver Extraction Effective Time, (b) all Shared Leases that are deemed to be “Arriver Leases” pursuant to Section 3.8, and (c) all Leases pursuant to which Veoneer and its Subsidiaries lease (as landlord), license (as licensor) and/or grant occupancy rights to any of the real property described in clause (a) of this sentence, or any of the real property subject to a Shared Lease described in clause (b) of this sentence, as of the Non-Arriver Extraction Effective Time.

“Arriver Permits” means all Permits of Veoneer and its Subsidiaries that are used in or related to the Arriver Business as of the Non-Arriver Extraction Effective Time (unless the relationship of such Permits to the Arriver Business is immaterial).

“Arriver Sale Closing” means the closing of the Arriver Sale in accordance with its terms.

“Arriver Sale Closing Date” means the date on which the Arriver Sale Closing occurs.

“Arriver Transferred Entities” means such Subsidiaries that hold only Arriver Assets and Arriver Liabilities that are designated in the Non-Arriver Separation Plan as “Arriver Transferred Entities” prior to the Non-Arriver Extraction Effective Time.

“Asset Transferors” means the entities transferring Assets to members of the Investor Group in the Non-Arriver Extraction in order to consummate the transactions contemplated by this Agreement or the Non-Arriver Separation Plan.

“Assets” of a Person means assets, properties, claims and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person, including rights and benefits pursuant to any contract, license, permit, indenture, note, bond, mortgage, agreement, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement.

“Benefit Plan” has the meaning set forth in the Employee Matters Agreement.

“Business Day” means any day other than a Saturday, Sunday or a day on which all banking institutions in (i) Stockholm, Sweden or (ii) New York, New York, or Governmental Authorities in the State of Delaware, are authorized or obligated by Law or executive order to close.

“Business Records” means all files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, ledgers, journals, financial statements, technical functional documentation (design specifications, manuals, flow charts, etc.), user requirements, operating instructions, logic (installation guides, user manuals, training documentation materials, release notes, working papers, etc.), Tax Returns, other Tax work papers and files and other documents in whatever form, physical, electronic or otherwise, in each case, excluding any Intellectual Property Rights therein.

“Closing Notice” has the meaning set forth in the Merger Agreement.

“Code” means the Internal Revenue Code of 1986.

“Commercial License Agreements” means one or more commercial license agreements to be entered into at the Arriver Sale Closing between Veoneer and Investor or any members of the Arriver Group or Investor Group pursuant to which one or more members of the Arriver Group, QUALCOMM and/or any of its Subsidiaries will license certain Intellectual Property Rights to one or more members of the Investor Group on commercial terms, as such agreement may be modified or amended from time to time in accordance with its terms.

“Contract” means any written contract, subcontract, lease, sublease, conditional sales contract, purchase order, sales order, task order, delivery order, license, indenture, note, bond, loan, or instrument.

“Consent” means consent, approval, license, permit, Order or authorization.

“COVID Measures” has the meaning set forth in the Merger Agreement.

“Effective Time” has the meaning specified in the Merger Agreement.

“Employee Matters Agreement” means that certain Employee Matters Agreement to be entered into at the Arriver Sale Closing between Veoneer and Investor or any members of Arriver Group or Investor Group substantially in the form attached hereto as Exhibit A, as such agreement may be modified or amended from time to time in accordance with its terms.

“Environment” means any environmental medium, including ambient air, indoor air, natural resources, wildlife, surface water, groundwater, drinking water, sediment, soil and subsurface strata.

“Environmental Law” means any Law, Order, judgment, or decree, including common law, relating to (i) pollution or protection of the Environment or human health; (ii) the use, transportation, storage, disposal, release or threatened release of, or exposure to, any Hazardous Substance; or (iii) remediation or restoration of the Environment, and includes the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., the Clean Water Act, 33 U.S.C. §1251 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., the Safe Drinking Water Act, 42 U.S.C. §300f et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §1801 et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001 et seq., the Oil Pollution Act, 33 U.S.C. §2701 et seq., the Occupational Safety and Health Act, 29 U.S.C. Section 651, et seq., and any state or local equivalents thereof.

“Environmental Liabilities” means all Liabilities relating to, arising out of or resulting from any Hazardous Substance, Environmental Law or contract or agreement relating to environmental, health or safety matters (including all removal, remediation or cleanup costs, investigatory costs, response costs, natural resources damages, property damages, personal injury damages, costs of compliance, including with any product take-back requirements, or with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations) and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith.

“Expenses” shall have the meaning set forth in the Merger Agreement.

“Final Determination” means an occurrence where (a) the Indemnitor and Indemnitee(s) have reached an agreement in writing or (b) a court of competent jurisdiction has entered a final and non-appealable Order or judgment, in each case in respect of a dispute between the Indemnitor and Indemnitee(s).

“Former Arriver Employee” has the meaning set forth in the Employee Matters Agreement.

“Fraud” means, with respect to a Party, an actual and intentional misrepresentation of material fact in a representation or warranty in this Agreement in order to induce another Party to act and which misrepresentation is relied upon by such other Party to his, her or its detriment.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Government Official” means any officer or employee of a Governmental Authority or any department, agency or instrumentality thereof; any Person acting in an official capacity for or on behalf of any such Governmental Authority, department, agency or instrumentality; any political party, party official or political candidate; or any public international organization.

“Governmental Authority” means any United States (federal, state or local) or foreign government, or any governmental, regulatory, judicial or administrative authority, agency, court or commission, or any other body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, regulatory or taxing authority or power of any nature.

“Hazardous Substance” means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous under any Environmental Law, including any substance to which exposure is regulated by any Governmental Authority or any Environmental Law, including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos-containing material, urea formaldehyde, foam insulation, pesticide, polychlorinated biphenyls or per- and polyfluoroalkyl substances (PFAS), including perfluorooctanoic acid (PFOA) and perfluorooctanesulfonic acid (PFOS).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Indebtedness” means (i) all obligations of such specified Person for borrowed money or arising out of any extension of credit to or for the account of such specified Person (including reimbursement or payment obligations with respect to surety bonds, letters of credit, bankers’ acceptances and similar instruments), (ii) all obligations of such specified Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such specified Person upon which interest charges are customarily paid, (iv) all obligations of such specified Person under conditional sale or other title retention agreements relating to Assets purchased by such specified Person, (v) all obligations of such specified Person issued or assumed as the deferred purchase price of property or services, (vi) all Liabilities secured by (or for which any Person to which any such Liability is owed has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge or other encumbrance on property owned or acquired by such specified Person (or upon any revenues, income or profits of such specified Person therefrom), whether or not the obligations secured thereby have been assumed by the specified Person or otherwise become Liabilities of the specified Person, (vii) all capital lease obligations of such specified Person, (viii) all securities or other similar instruments convertible or exchangeable into any of the foregoing, but excluding daily cash overdrafts associated with routine cash operations, (ix) all interest, principal, prepayment penalty, fees, costs, or expenses in respect of any of the foregoing, including any costs associated with the prepayment of such indebtedness, and (x) any Liability of others of a type described in any of the preceding clauses (i) through (ix) in respect of which the specified Person has incurred, assumed or acquired a Liability by means of a guaranty, excluding any obligations related to Taxes.

“Intellectual Property Rights” has the meaning set forth in the IP Agreement.

“Investment Screening Laws” means any Laws or Orders designed or intended to screen, prohibit, restrict or regulate investments on public order or national security grounds.

“Investor Group” means, immediately after the Non-Arriver Extraction, (i) Investor and (ii) each Subsidiary of Investor (other than Veoneer and any of its Subsidiaries that are members of the Arriver Group).

“IP Agreement” means that certain Intellectual Property Agreement to be entered into at the Arriver Sale Closing between Veoneer and Investor or any members of Arriver Group or Investor Group substantially in the form attached hereto as Exhibit B, as such agreement may be modified or amended from time to time in accordance with its terms.

“IRS” means the United States Internal Revenue Service.

“Law” means any and all domestic (federal, state or local), foreign, national or supra-national laws (statutory, common, or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, guideline, orders, judgments or decrees or other similar requirement enacted, adopted, promulgated or applied by any Governmental Authority, including any COVID Measures.

“Lease” means any lease, license or occupancy agreement with respect to real property.

“Liability” means any liability, claim, loss, damage or obligation of any kind, character or description (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due, vested or unvested, fixed or unfixed, choate or inchoate, secured or unsecured, subordinated or unsubordinated, matured or unmatured, executory, determined, determinable or otherwise).

“Long-Term Services Agreements” means one or more long-term services agreements to be entered into at the Arriver Sale Closing between Veoneer and Investor or any members of the Arriver Group or Investor Group pursuant to which one or more members of the Arriver Group, QUALCOMM and/or any of its Subsidiaries will provide services of the Arriver Business to one or more members of the Investor Group or one or more members of the Investor Group will provide services of the Non-Arriver Business to members of the Arriver Group, QUALCOMM and/or any of its Subsidiaries, in each case, as such agreement may be modified or amended from time to time in accordance with its terms.

“Merger Closing” means the “Closing” as such term is defined in the Merger Agreement.

“Merger Transactions” means the Merger and the other transactions contemplated by the Merger Agreement.

“Non-Arriver Business” means all of the Assets, Liabilities, Contracts, employees, businesses, operations, products, platforms, services and activities (whether or not such businesses or operations are or have been terminated, divested or discontinued), conducted by Veoneer and its Subsidiaries prior to the Non-Arriver Extraction Effective Time, other than the Arriver Business.

“Non-Arriver Employee” has the meaning set forth in the Employee Matters Agreement.

“Non-Arriver Extraction Effective Time” means the time at which the Non-Arriver Extraction is consummated.

“Non-Arriver IP” has the meaning set forth in the IP Agreement. The schedules of Arriver IP and Non-Arriver IP set forth in the IP Agreement may be updated or amended from time to time after the date hereof and until the Arriver Sale Closing by QUALCOMM in good faith in its sole discretion following consultation with Investor.

“Non-Arriver Leases” means all Leases of Veoneer and its Subsidiaries as of the Non-Arriver Extraction Effective Time other than (a) the Arriver Leases and (b) the Shared Leases described in clause (c) of the first sentence of Section 3.8. For the avoidance of doubt, the Non-Arriver Leases include (i) all Leases pursuant to which Veoneer and its Subsidiaries lease (as tenant), license (as licensee) and/or occupy real property, all of which is used in or related to the Non-Arriver Business, and not the Arriver Business, as of the Non-Arriver Extraction Effective Time, (ii) all Shared Leases that are deemed to be “Non-Arriver Leases” pursuant to Section 3.8, and (iii) all Leases pursuant to which Veoneer and its Subsidiaries lease (as landlord), license (as licensor) and/or grant occupancy rights to any of the real property described in clause (i) of this sentence, or any of the real property subject to a Shared Lease described in clause (ii) of this sentence, as of the Non-Arriver Extraction Effective Time.

“Non-Arriver Transferred Entities” means such Subsidiaries that hold only Non-Arriver Assets and Non-Arriver Liabilities that are designated in the Non-Arriver Separation Plan as “Non-Arriver Transferred Entities” prior to the Non-Arriver Extraction Effective Time (each, a “Non-Arriver Transferred Entity”).

“Order” means any decree, judgment, injunction or other order by or with any Governmental Authority.

“Organizational Documents” means, with respect to a particular entity, the certificate of incorporation, bylaws (or equivalent organizational or governing documents), and other organizational or governing documents, agreements or arrangements, each as amended to date, of that entity.

“Patent Cross-License Agreement” means that certain Patent Cross-License Agreement to be entered into at the Arriver Sale Closing between Veoneer and Investor or any members of Arriver Group or Investor Group substantially in the form attached hereto as Exhibit C, as such agreement may be modified or amended from time to time in accordance with its terms.

“Permits” means all franchises, grants, easements, variances, exceptions, Consents, Orders, authorization and certificates necessary for Veoneer and its Subsidiaries to own, lease and operate their properties and assets and to carry on their business as it is now being conducted.

“Permitted Liens” has the meaning set forth in the Merger Agreement.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Authority.

“Representatives” means, with respect to any Person, such Person’s Affiliates and its and their respective directors, officers, employees, agents, advisors, consultants, representatives and controlling Persons and any representatives of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended.

“Separation Taxes” means the Taxes of a Non-Arriver Transferred Entity or Investor (or its partners) incurred solely as a result of effecting the transactions set forth in the Non-Arriver Separation Plan, reduced by correlative Tax benefits, as determined by QUALCOMM and Investor in good faith. In the event the Alternative Arriver Business Sale is consummated, “Separation Taxes” shall mean the Taxes of Veoneer and its Subsidiaries as of immediately after the effective time of the Alternative Arriver Business Sale, solely to the extent arising from the sale, transfer, or other disposition of the Arriver Assets and assumption of the Arriver Liabilities to Qualcomm or its Subsidiaries, reduced by correlative Tax benefits, as determined by QUALCOMM and Investor in good faith.

“Shared Contracts” all Contracts to which Veoneer or any of its Subsidiaries, on the one hand, and one or more third parties, on the other hand, are party, that relate in part, but not exclusively, to the Arriver Business.

“Shared Leases” all Leases pursuant to which Veoneer and its Subsidiaries lease (as tenant), license (as licensee) and/or occupy real property that is used in or related to both the Arriver Business and the Non-Arriver Business as of the Non-Arriver Extraction Effective Time.

“Subsidiary” means, with respect to a specified Person, any corporation, partnership, limited liability company, limited liability partnership, joint venture or other legal entity of which the specified Person (either alone and/or through and/or together with any other Subsidiary) owns or controls, directly or indirectly, more than 50% of the voting stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body, of such legal entity or of which the specified Person controls the management.

“Tax” or “Taxes” means any and all federal, state, local, foreign and other taxes, levies, fees, imposts, duties, governmental fees and charges in the nature of taxes (including any interest, fines, assessments, penalties or additions to the tax imposed in connection therewith or with respect thereto), including taxes imposed on, or measured by, income, franchise, profits, gross income or gross receipts, and also ad valorem, value added, alternative or add-on minimum, estimated, capital gains, sales, use, goods and services, real or personal property, capital stock, stock transfer, registration, branch, license, payroll, withholding, employment, social security (or similar, including Federal Insurance Contributions Act), workers’ compensation, unemployment compensation, disability, utility, severance, production, excise, stamp, occupation, premium, windfall profits, environmental, transfer and gains taxes and customs duties, including all penalties and interest.

“Tax Proceeding” means any audit, examination, contest, litigation or other Action with respect to Taxes with, before or against any Governmental Authority responsible for the assessment, collection, administration or imposition of any Tax.

“Tax Returns” means any report, declaration, return, information return, claim for refund, election, disclosure or statement supplied or required to be supplied to a Governmental Authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

“Technology” has the meaning set forth in the IP Agreement.

“Third Party” means any Person or group other than QUALCOMM, Merger Sub and their respective Affiliates and Representatives acting on their behalf.

“Third Party Claim” means any claim or demand for which an Indemnitor may be liable to an Indemnitee hereunder which is asserted by a third party.

“Trade Secret” has the meaning set forth in the IP Agreement.

“Trademark License Agreement” means that certain Trademark License Agreement to be entered into at the Arriver Sale Closing between Veoneer and Investor or any members of Arriver Group or Investor Group substantially in the form attached hereto as Exhibit D, as such agreement may be modified or amended from time to time in accordance with its terms.

“Transaction Documents” means the Ancillary Agreements and any certificate or other instrument delivered in connection with the Non-Arriver Extraction Closing or the transactions contemplated hereby.

“Transition Services Agreement” means that certain Transition Services Agreement to be entered into at the Arriver Sale Closing between Veoneer and Investor or any members of Arriver Group or Investor Group substantially in the form attached hereto as Exhibit E, as such agreement may be modified or amended from time to time in accordance with its terms.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Willful Breach” means a material breach of this Agreement that is a result of an intentional act or failure to act where the breaching party knows that the taking of such act or failure to act would, or would reasonably be expected to, cause, result in or constitute a material breach of this Agreement.

1.2            Other Capitalized Terms. The following terms shall have the meanings specified in the indicated Section of this Agreement:

Term	Section
Agreement	Preamble
Arriver Assets	3.2(c)
Arriver Indemnitees	10.2(a)
Arriver Liabilities	3.2(d)
Arriver Sale	Recitals
Arriver Shared Contract	3.7(a)
Arriver/Non-Arriver Separation Planning	Recitals
Claims Notice	10.3(b)
Confidential Information	7.2(b)
Excluded Third Party Claim	10.3(c)
Indemnitee	10.2(b)
Indemnitor	10.3(a)
Investor	Preamble
Investor Parent	Recitals
Losses	10.2(a)
Merger	Recitals
Merger Agreement	Recitals
Merger Sub	Preamble
Non-Arriver Assets	3.2(b)
Non-Arriver Contracts	3.2(b)(v)
Non-Arriver Extraction	3.2(a)
Non-Arriver Extraction Closing	4.1
Non-Arriver Extraction Closing Date	4.1
Non-Arriver Indemnitees	10.2(b)
Non-Arriver Liabilities	3.2(e)
Non-Arriver Separation Plan	3.1(a)
Non-Arriver Shared Contract	3.7(a)
Parties	Preamble
Party	Preamble
QUALCOMM	Preamble
Related Person	11.10
Veoneer	Recitals
Veoneer Confidentiality Agreement	7.2(b)

1.3            Interpretive Provisions. Unless the express context otherwise requires:

(a)            The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(b)            The words “hereof,” “herein,” “hereby,” “hereunder” and “herewith” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. References to articles, sections, clauses, paragraphs, exhibits, annexes and schedules are to the articles, sections, clauses and paragraphs of, and exhibits, annexes and schedules to, this Agreement, unless otherwise specified, and the table of contents and headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.” Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders, words denoting natural persons shall be deemed to include business entities and vice versa and references to a Person are also to its permitted successors and assigns. The phrases “the date of this Agreement” and “the date hereof” and terms or phrases of similar import shall be deemed to refer to the date set forth in the Preamble, unless the context requires otherwise. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date). Terms defined in the text of this Agreement have such meaning throughout this Agreement, unless otherwise indicated in this Agreement, and all terms defined in this Agreement shall have the meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date). All references to “dollars” or “$” refer to currency of the United States of America. All references to “U.S.” or the “United States” are to the United States of America, including its territories and possessions. Any reference to “days” means calendar days unless Business Days are expressly specified. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day.

Article II
THE MERGER

2.1            The Merger Agreement.

(a)            Without the prior written consent of the other Party, neither QUALCOMM nor the Investor shall fail to comply with its covenants and obligations under the Merger Agreement. Investor further agrees that, without the prior written consent of QUALCOMM, Investor will not amend, modify or waive or make any determination provided for therein under (or seek to amend, modify or waive or make any determination under) any provision of any Merger Agreement, any of the documents or transactions contemplated by the Merger Agreement or any term or condition of the Merger Transaction in any manner.

(b)            The Parties hereby agree that from and after the date hereof, all determinations with respect to actions to be taken or the exercise of rights by either QUALCOMM or Investor with respect to the Merger Agreement or the Merger Transactions in their capacity as the Acquiring Parties thereunder shall be made by QUALCOMM in good faith following consultation with Investor (and Investor agrees to take, and to cause Merger Sub to take, all such actions as are necessary to effect such actions and agrees that QUALCOMM may take such actions on its own behalf and on behalf of Merger Sub), including (i) modifying or amending the Merger Agreement or any Ancillary Agreement (including any proposal to modify the Merger Agreement pursuant to Section 8.4 thereof), (ii) waiving any of the covenants set forth in the Merger Agreement or any Ancillary Agreement, (iii) waiving any of the conditions to the Merger Closing under the Merger Agreement, (iv) determining whether or not the conditions to the Merger Closing under the Merger Agreement have been satisfied, delivering a Closing Notice or proposing or selecting the date for the Merger Closing, (v) effecting the Merger Closing under the Merger Agreement other than in accordance with the terms and conditions set forth in the Merger Agreement, (vi) agreeing or electing to terminate the Merger Agreement, (vii) determining the steps that will comprise the Non-Arriver Separation Plan or (vii) bringing any Action against Veoneer or any other Party (other than QUALCOMM or Investor) under or in connection with the Merger Agreement. Notwithstanding the foregoing, for the avoidance of doubt, QUALCOMM shall have no right to (A) cause an increase in the amount which the Investor is required to pay under the Merger Agreement, (B) modify or amend the Merger Agreement in a manner that would materially increase Investor’s liability thereunder (other than any liability that is otherwise indemnified by QUALCOMM) or (C) agree to any divestiture or other remedy on behalf of Investor, in each case, without Investor’s consent.

(c)            Investor agrees that during the period from the date of this Agreement to the Arriver Sale Closing Date, it will consult in good faith with QUALCOMM prior to any communications (whether written or oral) by or on behalf of the Investor (or any of its Subsidiaries or Representatives) with (i) Veoneer or any of its Representatives or shareholders (in their capacity as such), (ii) any Governmental Authority or Government Official, (iii) any financing source or (iv) any other Person whose consent is required, in each case, regarding the transactions contemplated by this Agreement, the Merger Agreement, the Merger Transactions, any Competing Proposal, any Superior Proposal (in each case, as defined in the Merger Agreement) or any Action arising out of or in connection with this Agreement, the transactions contemplated hereby, the Merger Agreement or the Merger Transactions or any other matter related to the foregoing.

(d)            Without limiting the foregoing clause (b), Investor shall not, and shall procure that its Representatives do not, without the prior consent of QUALCOMM, make any disclosure to any third party relating to the Merger Agreement or the Merger Transactions, other than disclosures that are limited to information that has already been disclosed in compliance with this Section 2.1(d), except that no such consent shall be necessary to the extent disclosure is, based on the opinion of outside legal counsel, required by Law or Order (in which case, Investor shall first notify QUALCOMM at least three (3) Business Days (or if that would violate a Law or Order, the maximum shorter period that would be permitted) in advance of any disclosure and shall use its reasonable best efforts to cooperate with QUALCOMM to limit the scope of such disclosure).

(e)            Following termination of this Agreement, except in connection with any Action as between QUALCOMM, on the one hand, and Investor, on the other hand, QUALCOMM shall have the right to direct the defense of any Action or claim for dissenters’ rights arising out of the Merger Agreement (following reasonable consultation with Investor); provided, that, without limiting the provisions of Section 9.2, the foregoing shall not require any Party to waive any claim, counterclaim, defense, right or obligation against any other Party arising out of this Agreement or the Merger Agreement (including the termination of either such agreement).

2.2            Appropriate Action; Consents; Filings.

(a)            The Parties acknowledge and agree that Investor shall be required to take the actions required pursuant to Section 6.3 of the Merger Agreement (including with respect to making timely filings in relation to required approvals from Governmental Authorities in connection with the Merger, the Non-Arriver Extraction and the Arriver Sale, as applicable), and hereby agree that QUALCOMM shall be entitled to enforce the obligations of Investor in its capacity as an Acquiring Party under the Merger Agreement against Investor pursuant to this Agreement.

(b)            Investor will promptly (i) inform QUALCOMM of any inquiry from a Governmental Authority, (ii) supply QUALCOMM with copies of all correspondence, filings or communications between Investor and any such Governmental Authority with respect to the Merger Agreement or this Agreement, to the extent not expressly prohibited by such Governmental Authority, (iii) provide detailed updates on any discussions with Governmental Authorities relating to the regulatory approvals process on a weekly basis or otherwise reasonably requested by QUALCOMM, (iv) consult in advance with QUALCOMM before making any presentations or submissions to, or having meetings (to the extent practicable) or telephone calls with, a Governmental Authority, and (v) consider in good faith any comments from QUALCOMM and its advisors on drafts of material correspondence, filings or communications with Governmental Authorities.

(c)            Investor represents and warrants to QUALCOMM that it has retained the legal advisors set forth on Schedule 2.2(c) to represent it in connection with the actions required pursuant to Section 6.3 of the Merger Agreement.

2.3            Scope of Representation. Notwithstanding anything in this Agreement to the contrary, (a) by executing this Agreement, Investor and Merger Sub have designated QUALCOMM as their representative for all purposes in connection with this Agreement and the Merger Agreement, (b) in such capacity QUALCOMM shall be authorized to act, or refrain from acting, with respect to any actions to be taken by or on behalf of Investor or Merger Sub, including to enforce any rights granted to Investor or Merger Sub hereunder, in each case as QUALCOMM believes is necessary or appropriate under this Agreement or the Merger Agreement and (c) without limiting the generality of the foregoing, QUALCOMM shall have the full power and authority to:

(i)             act for Investor or Merger Sub with regard to all matters pertaining to this Agreement and the Merger Agreement;

(ii)             interpret all the terms and provisions of this Agreement and the Merger Agreement, and to consent to any amendment hereof or thereof on behalf of Investor and Merger Sub;

(iii)            act for Investor and Merger Sub to transact matters of litigation with regard to all matters pertaining to this Agreement and the Merger Agreement;

(iv)            execute and deliver all amendments, waivers, ancillary agreements, certificates and documents that QUALCOMM deems necessary or appropriate in connection with the consummation of the Merger;

(v)             receive funds or other consideration, make payments of funds or other consideration, and give receipts for funds, securities or other consideration;

(vi)            do or refrain from doing, on behalf of Investor and Merger Sub, any further act or deed that QUALCOMM deems necessary or appropriate in QUALCOMM’s reasonable discretion relating to the subject matter of this Agreement or the Merger Agreement;

(vii)            give and receive all notices required to be given or received by Investor or Merger Sub under this Agreement or the Merger Agreement; and

(viii)           receive service of process in connection with any claims under this Agreement or the Merger Agreement.

2.4            Power of Attorney. In order to secure the performance of Investor’s and Merger Sub’s obligations under the Merger Agreement and this Agreement, each of Investor and Merger Sub hereby irrevocably appoints QUALCOMM as its attorney-in-fact and proxy (with full power of substitution and re-substitution) to take such actions as are required to be taken by it pursuant to the Merger Agreement or this Agreement, including in order to effect the Merger, the Non-Arriver Extraction and the Arriver Sale and the other transactions contemplated by the Merger Agreement and this Agreement, in each case, to the extent necessary to effect such actions as Investor or Merger Sub, as applicable, is required to and has failed to take pursuant to the Merger Agreement or this Agreement in connection with the Merger, the Non-Arriver Extraction, the Arriver Sale and the other transactions contemplated by the Merger Agreement and this Agreement. Each of Investor and Merger Sub intends this proxy and power of attorney to be, and, it shall be, irrevocable and coupled with an interest sufficient in Law to support an irrevocable proxy, and each of Investor and Merger Sub shall take such further action and execute such other instruments as may be necessary or appropriate to effectuate the intent of this proxy and power of attorney and hereby revokes any proxy and power of attorney previously granted by it with respect to the matters set forth in the Merger Agreement and this Agreement. The proxy and power of attorney granted by this Section 2.4 is a durable power of attorney and shall survive the death, dissolution, bankruptcy or incapacity of Investor or Merger Sub, as applicable. Notwithstanding the foregoing, the proxy and power of attorney granted by this Section 2.4 shall continue for so long as this Section 2.4 is in effect and shall be deemed to be revoked upon the termination of this Section 2.4 in accordance with this Agreement. No action shall be taken on behalf of Investor or Merger Sub pursuant to the power of attorney or proxy granted by this Section 2.4 without prior written notice to such Party.

2.5            QUALCOMM Liability; Investor Challenge. QUALCOMM and Investor acknowledge and agree that none of Investor or Investor Parent or any of their Affiliates shall, prior to the Merger Closing, have any right or ability to take any Action challenging any action or omission of QUALCOMM or its Affiliates until the Business Day following the Merger Closing.

Article III
NON-ARRIVER BUSINESS SEPARATION; NON-ARRIVER EXTRACTION;
ARRIVER SALE

3.1            Arriver/Non-Arriver Separation Planning.

(a)            Following the date hereof, the Parties shall use, and shall cause their respective Affiliates to use, their respective reasonable best efforts to cooperate with and assist Veoneer in effectuating the Arriver/Non-Arriver Separation Planning in fulfillment of its obligations in Section 6.10 of the Merger Agreement. If the Arriver/Non-Arriver Separation Planning has not been completed prior to the Merger Closing, Investor and QUALCOMM shall use their reasonable best efforts to complete it as promptly as practicable thereafter and, in furtherance thereof, Investor shall cause Veoneer to take such actions with respect to the Arriver/Non-Arriver Separation Planning as requested by QUALCOMM. The Arriver/Non-Arriver Separation Planning shall be implemented in accordance with the plan setting out the activities that comprise the Arriver/Non-Arriver Separation Planning attached hereto as Exhibit F (the “Non-Arriver Separation Plan”), which may be updated, modified, supplemented or amended from time to time after the date hereof and until the Arriver Sale Closing by QUALCOMM in good faith following consultation with Investor. It is the intent of the Parties that, after completion of the Arriver/Non-Arriver Separation Planning in accordance with the Non-Arriver Separation Plan, Veoneer shall have been restructured, to the extent necessary, such that immediately following the consummation of such Arriver/Non-Arriver Separation Planning and after giving effect to the Non-Arriver Extraction, (i) all rights, title and interest in and to the Non-Arriver Assets held by Veoneer or its Subsidiaries as of immediately prior to the Non-Arriver Extraction shall be owned or held by the Investor Group, the Non-Arriver Business shall be conducted by the Investor Group and all of the Non-Arriver Liabilities shall be assumed directly or indirectly by the Investor Group and (ii) all of the rights, title and interest in and to the Arriver Assets held by Veoneer or its Subsidiaries as of immediately prior to the Non-Arriver Extraction shall be owned or held by the Arriver Group, the Arriver Business shall be conducted by the Arriver Group and all of the Arriver Liabilities shall be assumed directly or indirectly (or remain with) the Arriver Group. For the avoidance of doubt, Investor shall have no right to challenge any determination of QUALCOMM with respect to the Arriver/Non-Arriver Separation Planning or with respect to which assets, liabilities, contracts, Intellectual Property Rights and employees shall comprise Arriver Assets or Non-Arriver Assets, Arriver Liabilities or Non-Arriver Liabilities, Arriver Contracts or Non-Arriver Contracts, Arriver IP or Non-Arriver IP, and Arriver Employees or Non-Arriver Employees, as long as such determination is made in good faith. QUALCOMM and Investor further acknowledge and agree that if, notwithstanding the foregoing, there is a dispute regarding any such determination of QUALCOMM made pursuant to this Agreement or any of the Ancillary Agreements that Investor alleges was not made in good faith, (x) Investor shall not have any right or ability to challenge such determination until after the Merger Closing and (y) QUALCOMM’s determination shall remain in full force and effect until such time as the Investor’s challenge is adjudicated in accordance with Sections 11.13 and 11.14 or otherwise resolved following Merger Closing; provided, in each case, that if the Non-Arriver Extraction Closing and the Arriver Sale Closing occur immediately after the Merger Closing, no such challenge shall be made or adjudicated in accordance with Sections 11.13 and 11.14 or otherwise resolved until after completion of the Merger Closing, the Non-Arriver Extraction Closing and the Arriver Sale Closing.

3.2            Non-Arriver Extraction.

(a)            At or prior to the Non-Arriver Extraction Effective Time, (i) Investor shall cause the applicable Asset Transferors to, assign, transfer, contribute, sell and/or convey or cause to be assigned, transferred, contributed, sold or conveyed to members of the Investor Group, all of Veoneer’s and its Subsidiaries’ rights, title and interest in and to the Non-Arriver Assets, and (ii) Investor shall cause a member of the Investor Group to accept, assume (or, as applicable, retain) and perform, discharge and fulfill, in accordance with their respective terms, all of the Non-Arriver Liabilities, regardless of (1) when or where such Non-Arriver Liabilities arose or arise, (2) whether the facts upon which they are based occurred prior to, on or subsequent to the Non-Arriver Extraction Effective Time or (3) where or against whom such Non-Arriver Liabilities are asserted or determined (the “Non-Arriver Extraction”).

(b)            For the purposes of this Agreement, the “Non-Arriver Assets” shall mean all Assets of Veoneer and its Subsidiaries as of the Non-Arriver Extraction Effective Time, other than the Arriver Assets, including:

(i)            all issued and outstanding capital stock or other equity interests of the Non-Arriver Transferred Entities that are owned by Veoneer or its Subsidiaries as of the Non-Arriver Extraction Effective Time;

(ii)            all Assets (other than Intellectual Property Rights) of Veoneer and its Subsidiaries as of the Non-Arriver Extraction Effective Time that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets to transferred to the Investor Group;

(iii)            all cash, cash equivalents and marketable securities of Veoneer and its Subsidiaries on hand or in banks (except for the cash, cash equivalents and marketable securities referred to in Section 3.2(c)(iii));

(iv)            all trade and other accounts receivable except to the extent related to the Arriver Business;

(v)            all Contracts of Veoneer and its Subsidiaries and all rights, interests or claims of Veoneer and its Subsidiaries thereunder as of the Non-Arriver Extraction Effective Time other than the Arriver Contracts (the “Non-Arriver Contracts”);

(vi)            the Non-Arriver IP;

(vii)            all Permits of Veoneer and its Subsidiaries and all rights, interests or claims of Veoneer or any of its Subsidiaries thereunder, as of the Non-Arriver Extraction Effective Time, other than the Arriver Permits;

(viii)            all Non-Arriver Leases and all rights, interests or claims of Veoneer and its Subsidiaries thereunder as of the Non-Arriver Extraction Effective Time; and

(ix)            all Business Records other than the Arriver Business Records.

(c)            “Arriver Assets” means:

(i)            all issued and outstanding capital stock or other equity interests of any Person that are owned by Veoneer or its Subsidiaries as of the Non-Arriver Extraction Effective Time, other than the Non-Arriver Transferred Entities;

(ii)            all Assets (other than Intellectual Property Rights) of Veoneer and its Subsidiaries as of the Non-Arriver Extraction Effective Time that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets to be retained by the Arriver Group;

(iii)            all cash, cash equivalents and marketable securities held by Veoneer and its Subsidiaries as of the Non-Arriver Extraction Effective Time that were received from QUALCOMM as cash reimbursement payments to fund the cash needs of the Arriver Business between the Merger Closing and the Arriver Sale Closing;

(iv)            all trade and other accounts receivable to the extent related to the Arriver Business;

(v)            all Arriver Contracts and all rights, interests or claims of Veoneer and its Subsidiaries thereunder as of the Non-Arriver Extraction Effective Time;

(vi)            the Arriver IP;

(vii)            all Arriver Permits and all rights, interests or claims of Veoneer and its Subsidiaries thereunder as of the Non-Arriver Extraction Effective Time;

(viii)            all Arriver Leases and all rights, interests or claims of Veoneer and its Subsidiaries thereunder as of the Non-Arriver Extraction Effective Time;

(ix)            all rights, claims, demands, causes of action, judgments, decrees and rights to indemnity or contribution, whether absolute or contingent, contractual or otherwise, in favor of Veoneer or any of its Subsidiaries related to the Arriver Business, including the right to sue, recover and retain such recoveries and the right to continue in the name of Veoneer and its Subsidiaries any pending actions relating to the foregoing, and to recover and retain any damages therefrom; and

(x)            the Arriver Business Records.

(d)            For the purposes of this Agreement, “Arriver Liabilities” shall mean all Liabilities relating to, arising out of or resulting from the actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, at or after the Non-Arriver Extraction Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Non-Arriver Extraction Effective Time), in each case to the extent that such Liabilities relate to, arise out of or result from the Arriver Business or an Arriver Asset, including:

(i)            any and all Liabilities that are expressly provided by this Agreement or any Ancillary Agreement as Liabilities to be retained by Veoneer or any other member of the Arriver Group, and all agreements, obligations and Liabilities of any member of the Arriver Group under this Agreement or any of the Ancillary Agreements;

(ii)            all trade and other accounts payable to the extent related to the Arriver Business;

(iii)            all Liabilities based upon, relating to or arising from the Arriver Contracts;

(iv)            all Liabilities based upon, relating to or arising from Intellectual Property Rights to the extent used or held for use in the Arriver Business;

(v)            all Liabilities based upon, relating to or arising from the Arriver Permits;

(vi)            all Liabilities based upon, relating to or arising from all Arriver Leases;

(vii)            all Environmental Liabilities arising at, prior to or after the Effective Time to the extent based upon, relating to or arising from the conduct of the Arriver Business as currently or formerly conducted (including at any properties that were previously owned or operated in connection with the Arriver Business) or the Arriver Assets; and

(viii)            all Liabilities arising out of claims made by any Third Party (including Veoneer’s and its Subsidiaries’ respective directors, officers, shareholders, employees and agents) against Veoneer or any of its Subsidiaries to the extent relating to, arising out of or resulting from the Arriver Business or the Arriver Assets or the other business, operations, activities or Liabilities referred to in clauses (i) through (vii) above (whether such claims arise, in each case before, at or after the Non-Arriver Extraction Effective Time).

(e)            For purposes of this Agreement, the “Non-Arriver Liabilities” means all Liabilities of Veoneer and its Subsidiaries as of the Non-Arriver Extraction Effective Time, other than the Arriver Liabilities, including:

(i)            all Liabilities that are expressly provided by this Agreement or any Ancillary Agreement as Liabilities to be assumed or retained by Investor or any other member of the Investor Group, and all agreements, obligations and Liabilities of any member of the Investor Group under this Agreement or any of the Ancillary Agreements;

(ii)            all trade and other accounts payable except to the extent related to the Arriver Business;

(iii)            all Liabilities to the extent based upon, relating to or arising from the operation or conduct of the Non-Arriver Business, but excluding in all circumstances the Arriver Liabilities;

(iv)            all Environmental Liabilities arising at, prior to or after the Effective Time, except to the extent based upon, relating to or arising from the conduct of the Arriver Business as currently or formerly conducted (including at any properties that were previously owned or operated in connection with the Arriver Business) or the Arriver Assets; and

(v)            all Liabilities arising out of claims made by any Third Party (including Veoneer’s and its Subsidiaries’ respective directors, officers, shareholders, current and former employees and agents) against Veoneer or any of its Subsidiaries, except to the extent relating to, arising out of or resulting from the Arriver Business or the Arriver Assets or the Liabilities referred to in clauses (i) through (iv) above (whether such claims arise, in each case before, at or after the Non-Arriver Extraction Effective Time).

3.3            Withholding. Each Party shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount otherwise payable with respect to this Agreement such amounts as may be required to be deducted and withheld therefrom or with respect thereto under the Code or other applicable Law. To the extent that amounts are so deducted or withheld, such amounts (a) shall be timely remitted to the applicable Governmental Authority and (b) shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

3.4            Wrong Pockets.

(a)            If, at any time following the Non-Arriver Extraction Effective Time, any Party becomes aware that any Non-Arriver Asset, which should have been transferred to, or any Non-Arriver Liability as determined by QUALCOMM in good faith pursuant to the terms of this Agreement (whether arising prior to, at or following the Non-Arriver Extraction Effective Time), which should have been assumed by, Investor pursuant to the terms of this Agreement was not transferred to or assumed by Investor as contemplated by this Agreement, then, as applicable, (i) Veoneer shall, and Investor or QUALCOMM, as applicable, shall cause Veoneer to, promptly transfer or cause its Affiliates to transfer such Non-Arriver Asset to Investor and (ii) Investor shall promptly assume or cause its Affiliates to assume such Non-Arriver Liability.

(b)            If, at any time following the Non-Arriver Extraction Effective Time, any Party becomes aware that any Arriver Asset which should have been retained by, or any Arriver Liability (whether arising prior to, at or following the Non-Arriver Extraction Effective Time) which should have been retained by, Veoneer pursuant to the terms of this Agreement was transferred to or assumed by Investor, then, as applicable, (i) Investor shall promptly transfer or cause its Affiliates to transfer such Arriver Asset to Veoneer and (ii) Investor shall promptly assume or cause its Affiliates to assume such Arriver Liability.

3.5            Long-Term Services Agreements. From the date hereof and until the Arriver Sale Closing, Investor and QUALCOMM shall use commercially reasonable efforts to agree upon the terms of one or more Long-Term Services Agreements with respect to services that will be provided between the Non-Arriver Business and the Investor Group, on the one hand, and the Arriver Business, QUALCOMM and its Subsidiaries, on the other hand. The terms of such Long-Term Services Agreements shall be as set forth on Schedule 3.53 and shall otherwise include customary terms for a transaction of this type. To the extent that there is any disagreement about the terms or scope of the Long-Term Services Agreements, QUALCOMM shall make initial determinations regarding any such matters which shall be binding on Investor and QUALCOMM until after the Merger Closing. In furtherance of the foregoing, (i) Investor shall not have any right or ability to challenge any such determination of QUALCOMM until after the Merger Closing, and (ii) QUALCOMM’s determinations shall remain in full force and effect until such time as any such disagreement is adjudicated in accordance with Sections 11.13 and 11.14 or otherwise resolved following the Merger Closing.

3.6            Commercial License Agreements. From the date hereof and until the Arriver Sale Closing, Investor and QUALCOMM shall use commercially reasonable efforts to agree upon the terms of one or more Commercial License Agreements with respect to licensing of certain Technology and/or Intellectual Property Rights that will be provided between the Non-Arriver Business and the Investor Group, on the one hand, and the Arriver Business, QUALCOMM and its Subsidiaries, on the other hand. The terms of such Commercial License Agreements shall be as set forth on Schedule 3.64 and shall otherwise include market arm’s-length terms. To the extent that there is any disagreement about the terms or scope of the Commercial License Agreements, QUALCOMM shall make initial determinations regarding any such matters which shall be binding on Investor and QUALCOMM until after the Merger Closing. In furtherance of the foregoing, (i) Investor shall not have any right or ability to challenge any such determination of QUALCOMM until after the Merger Closing, and (ii) QUALCOMM’s determinations shall remain in full force and effect until such time as any such disagreement is adjudicated in accordance with Sections 11.13 and 11.14 or otherwise resolved following the Merger Closing.

3.7            Shared Contracts.

(a)            Prior to the Non-Arriver Extraction Closing, QUALCOMM shall determine, with respect to each Shared Contract, whether, from and after the Non-Arriver Extraction Effective Time, (i) such Shared Contract will be retained by Veoneer and/or its Subsidiaries (any such Shared Contract, an “Arriver Shared Contract”), or (ii) such Shared Contract will be transferred to the Investor Group (any such Shared Contract, a “Non-Arriver Shared Contract”). Such determination shall be made by QUALCOMM in good faith in order to best effectuate the intended separation of the Arriver Business and the Non-Arriver Business and the intent of Section 3.1; provided that in no event will the allocation of Shared Contracts among the Arriver Business and Non-Arriver Business be effected in a manner that would give rise to additional notifications or approvals being required under Antitrust Laws or Investment Screening Laws.

[3]	Note to Draft: Schedule 3.5 to include terms of services to be provided between the Arriver and Non-Arriver Business on a long-term basis following closing. See initial illustrative draft of Schedule 3.5 at end of this document.
[4]	Note to Draft: Schedule 3.6 to include terms of certain commercial license arrangements to be entered into between the Arriver and Non-Arriver Business in connection with Arriver stack technology and IP. See initial illustrative draft of Schedule 3.6 at end of this document.

(b)            For any Shared Contract that QUALCOMM has determined shall be an Arriver Shared Contract, Investor and QUALCOMM shall use their respective reasonable best efforts prior to the Non-Arriver Extraction Effective Time to cause the counterparty to each Arriver Shared Contract to consent to the partial assignment of those rights under such Arriver Shared Contract that relate to the Non-Arriver Business, and otherwise reasonably cooperate in good faith in respect of efforts for an applicable member of the Investor Group to enter into a new Contract with the counterparty to the Arriver Shared Contract on substantially the same terms as exist under such Arriver Shared Contract as of the Non-Arriver Extraction Effective Time; provided, however, that nothing in this Section 3.7(b) shall require QUALCOMM or any of its Affiliates to make any payment or other concession to such counterparty, or commence or participate in any Action, in each case, in connection with such Arriver Shared Contract.

(c)            For any Shared Contract that QUALCOMM has determined shall be a Non-Arriver Shared Contract, Investor and QUALCOMM shall use their respective reasonable best efforts prior to the Non-Arriver Extraction Effective Time to cause the counterparty to each Non-Arriver Shared Contract to consent to the assignment of those rights under such Non-Arriver Shared Contract that relate to the Non-Arriver Business to the applicable member of the Investor Group and the retention of those rights under such Non-Arriver Shared Contract that relate to the Arriver Business by the applicable member of the Veoneer Group, and otherwise reasonably cooperate in good faith in respect of efforts for an applicable member of the Veoneer Group to enter into a new Contract with the counterparty to the Non-Arriver Shared Contract on substantially the same terms as exist under such Non-Arriver Shared Contract as of the Non-Arriver Extraction Effective Time; provided, however, that nothing in this Section 3.7(c) shall require Investor or any of its Affiliates to make any payment or other concession to such counterparty, or commence or participate in any Action, in each case, in connection with such Non-Arriver Shared Contract.

(d)            With respect to any Shared Contract for which the arrangements described in Section 3.7(a) or Section 3.7(b), as applicable, could not be entered into prior to the Non-Arriver Extraction Effective Time, (i) QUALCOMM and Investor shall work in good faith to determine the feasibility of separating such Shared Contract and (ii) if, notwithstanding such good-faith efforts, the parties are unable to agree on a mutually satisfactory plan for separating any such Shared Contract, QUALCOMM and Investor will negotiate in good faith appropriate means for Investor or QUALCOMM, as applicable, to obtain the benefits and assume the obligations associated with the portion of such Shared Contract relating to the Non-Arriver Business or the Arriver Business, as applicable, for a transitional period.

3.8      Shared Leases. Prior to the Non-Arriver Extraction Closing, QUALCOMM shall determine, with respect to each Shared Lease, whether (a) the real property theretofore leased, licensed or occupied by Veoneer and its Subsidiaries pursuant to such Shared Lease will be made available exclusively to the Arriver Business from and after the Non-Arriver Extraction Effective Time (subject to the use, if any, of such real property by the Non-Arriver Business as contemplated by the Transition Services Agreement), in which case such Shared Lease shall be deemed to be an “Arriver Lease” for purposes of this Agreement, (b) the real property theretofore leased, licensed or occupied by Veoneer and its Subsidiaries pursuant to such Shared Lease will be made available exclusively to the Non-Arriver Business from and after the Non-Arriver Extraction Effective Time (subject to the use, if any, of such real property by the Arriver Business as contemplated by the Transition Services Agreement), in which case such Shared Lease shall be deemed to be a “Non-Arriver Lease” for purposes of this Agreement, or (c) the real property theretofore leased, licensed or occupied by Veoneer and its Subsidiaries pursuant to such Shared Lease will be made available to both the Arriver Business and the Non-Arriver Business from and after the Non-Arriver Extraction Effective Time, in which case (i) such real property shall be allocated between the Arriver Business and the Non-Arriver Business and separated accordingly (by demising walls or otherwise), (ii) the leasing arrangements with respect to such real property shall be modified or supplemented (by way of assignment, replacement, sublease, license or otherwise) such that the Arriver Business is entitled to use the portion of such real property allocated to the Arriver Business and the Non-Arriver Business is entitled to use the portion of such real property allocated to the Non-Arriver Business (it being understood that the resulting leasing arrangements may bind and benefit (x) the Arriver Group even though the same do not constitute Arriver Leases for purposes of this Agreement and/or (y) the Investor Group even though the same do not constitute Non-Arriver Leases for purposes of this Agreement), and (iii) the costs of such separation and such modification or supplement shall be equitably allocated between the Arriver Business and the Non-Arriver Business, as determined (in the case of each of clauses (i) through (iii)) by QUALCOMM. QUALCOMM shall make each of the determinations described in the immediately preceding sentence in good faith in order to best effectuate the intended separation of the Arriver Business and the Non-Arriver Business and the intent of Section 3.1.3.9      Insurance. QUALCOMM shall determine in good faith the allocation of all claims and other rights of Veoneer and its Subsidiaries under any insurance policies in effect as of the Merger Closing as between the Arriver Business and the Non-Arriver Business following the completion of the Arriver Sale in order to effectuate the intended separation of the Arriver Business and the Non-Arriver Business, including to make available to Investor, to the extent reasonably practicable, insurance proceeds and related rights under such insurance policies to the extent relating to claims with respect to the Non-Arriver Business.

Article IV
THE NON-ARRIVER EXTRACTION CLOSING

4.1            The Closing. The closing of the Non-Arriver Extraction (the “Non-Arriver Extraction Closing”) shall take place on such date on which the conditions to the Non-Arriver Extraction set forth in Article VIII of this Agreement have been satisfied or, to the extent permitted by applicable Law, waived by the Party entitled to the benefit thereof (other than those conditions that by their nature are to be satisfied at the Non-Arriver Extraction Closing, but subject to the satisfaction or waiver of such conditions at such time) at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019-6064 or by teleconference and/or through the electronic exchange of Transaction Documents in portable document format by email. The date on which the Non-Arriver Extraction Closing occurs is referred to in this Agreement as the “Non-Arriver Extraction Closing Date”.

4.2            Closing Deliverables by Investor. At the Non-Arriver Extraction Closing, Investor shall deliver to QUALCOMM, duly executed counterparts to an instrument of transfer executed by each of Investor and Veoneer, in forms to be determined by QUALCOMM in good faith after consultation with Investor, effecting the Non-Arriver Extraction.

Article V
REPRESENTATIONS AND WARRANTIES RELATING TO INVESTOR AND MERGER SUB

Except as set forth in the correspondingly numbered sections of the Schedules (or as otherwise provided in Section 11.6) delivered by Investor to QUALCOMM on the date hereof concurrently with the execution of this Agreement, each of Investor and Merger Sub hereby represents and warrants to QUALCOMM as follows:

5.1            Investor Representations and Warranties. The representations and warranties of Investor (in its capacity as an Acquiring Party) and Merger Sub contained in the Merger Agreement are true and correct at the times and subject to the qualifications set forth in the Merger Agreement.

5.2            Organization and Qualification. Each of Investor and Merger Sub is a limited partnership and corporation, respectively, duly organized, validly existing and (to the extent applicable) in good standing under the Laws of the jurisdiction of its incorporation or organization and has the requisite entity power and authority to conduct its business as it is now being conducted, except as would not reasonably be expected, individually or in the aggregate, to prevent, materially impair, delay or impede the ability of such Party to effect the transactions contemplated hereby or under the Merger Agreement, including the Merger Transactions and the Non-Arriver Extraction. Each of Investor and Merger Sub is duly qualified or licensed to do business and (to the extent applicable) is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and (to the extent applicable) in good standing would not reasonably be expected, individually or in the aggregate, to prevent, materially impair, delay or impede the ability of Investor or Merger Sub, as applicable, to effect the transactions contemplated hereby or under the Merger Agreement, including the Merger Transactions and the Non-Arriver Extraction. Investor has made available to QUALCOMM a copy of Investor’s Organizational Documents, as currently in effect, and Investor is not in violation of any provision of such documents applicable to it.

5.3            Authority Relative to Agreement.

(a)            Each of Investor and Merger Sub has all necessary entity power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including the Merger Transactions and the Non-Arriver Extraction. The execution, delivery and performance of this Agreement by Investor and Merger Sub, and the consummation by Investor and Merger Sub of the transactions contemplated by this Agreement, have been duly and validly authorized by all necessary entity action by each of Investor and Merger Sub, and no other entity Action on the part of Investor or Merger Sub is necessary to authorize the execution, delivery and performance of this Agreement by Investor or Merger Sub and the consummation by Investor of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Investor and Merger Sub and, assuming due authorization, execution and delivery of this Agreement by the other Party hereto, constitutes a legal, valid and binding obligation of Investor and Merger Sub, enforceable against each such Party in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b)            The board of directors or similar governing body of each of Investor and Merger Sub has unanimously (i) approved this Agreement and the transactions contemplated hereby, including the Merger Transactions and the Non-Arriver Extraction and (ii) determined that this Agreement and the transactions contemplated hereby, including the Merger Transactions and the Non-Arriver Extraction, taken as a whole, are advisable and in the best interests of Investor, Merger Sub and their respective stockholders. No vote of, or consent by, the holders of any class or series of capital stock of Investor or Merger Sub is necessary to authorize the execution, delivery and performance by Investor or Merger Sub of this Agreement and the consummation of the transactions contemplated hereby or otherwise required by the amended and restated articles of incorporation or bylaws of Investor or applicable Law (including any stockholder approval provisions under the rules of any applicable securities exchange).

5.4            No Conflict; Required Filings and Consents.

(a)            Neither the execution and delivery of this Agreement by Investor or Merger Sub nor the consummation by Investor or Merger Sub of the transactions contemplated hereby will (i) violate any provision of any one or more of Investor’s or Merger Sub’s or their respective Subsidiaries’ certificate of incorporation or bylaws (or equivalent Organizational Documents), (ii) assuming that the Consents, registrations, declarations, filings and notices referred to in Section 5.3(b) of the Merger Agreement have been obtained or made, any applicable waiting periods referred to therein have expired and any condition precedent to any such Consent has been satisfied, conflict with or violate any Law applicable to Investor or Merger Sub and any of their respective Subsidiaries or by which any property or asset of Investor, Merger Sub or any of their respective Subsidiaries is bound or affected or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, acceleration or cancellation of, any material Contract to which Investor, Merger Sub or any of their respective Subsidiaries is a party, or by which any of their respective properties or assets is bound, other than, in the case of clauses (ii) and (iii), any such conflict, violation, breach, default, termination, acceleration or cancellation that would not reasonably be expected, individually or in the aggregate, to prevent, materially impair, delay or impede the ability of Investor and Merger Sub to effect the transactions contemplated hereby or under the Merger Agreement, including the Merger Transactions and the Non-Arriver Extraction.

(b)            No Consent of, or registration, declaration or filing with or notice to, any Governmental Authority is required to be obtained or made by or with respect to Investor or Merger Sub or any of their respective Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) such items required solely by reason of the participation of Veoneer in the transactions contemplated hereby, (ii) compliance with and filings or notifications under the HSR Act or other Antitrust Laws and Investment Screening Laws and (iii) such other Consents, registrations, declarations, filings or notices the failure of which to be obtained or made would not reasonably be expected, individually or in the aggregate, to prevent, materially impair, delay or impede the ability of Investor to effect the transactions contemplated hereby.

5.5            Sufficient Funds.

(a)            Investor, as of the date of this Agreement, shall have access to funds, and at the Merger Closing and at the Non-Arriver Extraction Closing, shall have funds, sufficient and available to (i) fund all of the amounts required to be provided by Investor for the consummation of the transactions contemplated hereby and (ii) perform all of Investor’s payment obligations under this Agreement.

(b)            Investor acknowledges and agrees that (i) its obligation to consummate the transactions contemplated by this Agreement is not and will not be subject to the receipt by Investor of any financing or the consummation of any other transaction and (ii) in no event shall the receipt or availability of any financing by Investor or its Affiliates be a condition to any of the obligations of Investor hereunder.

5.6            Activities of Investor and Affiliated Parties. As of the date hereof, Schedule 5.6 sets forth, on a country-by-country basis, (a) the gross revenues generated by portfolio companies or controlled Subsidiaries of Investor, Investor Parent, and Investor’s and Investor Parent’s affiliated investment funds for the twelve (12) month period ended on August 31, 2021, based on the location of the customers from which such revenue was generated and (b) the book value of assets by country in which such portfolio companies or controlled Subsidiaries are located.

5.7            Brokers. As of the date hereof, no broker, finder, investment banker, consultant or intermediary is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Investor or any of its Subsidiaries.

5.8            Acknowledgment of Disclaimer of Other Representations and Warranties.

(a)            Except for the representations and warranties expressly set forth in this Article V or any certificate delivered hereunder, neither Investor nor any other Person on behalf of Investor makes (and Investor, on behalf of itself, its Subsidiaries, and its respective Affiliates and Representatives, hereby disclaims) and QUALCOMM has not relied on, any express or implied representation or warranty with respect to Investor or any of its Subsidiaries, businesses, operations, properties, assets, liabilities or otherwise in connection with this Agreement or the transactions contemplated hereby, including the Merger Transactions and the Non-Arriver Extraction, including as to the accuracy or completeness of any information.

(b)            Except for the representations and warranties expressly set forth in Article VI or any certificate delivered hereunder, each of Investor and Merger Sub acknowledges and agrees that (i) neither QUALCOMM, its Subsidiaries nor any other Person on behalf of QUALCOMM or its Subsidiaries makes, or has made, any express or implied representation or warranty with respect to QUALCOMM, QUALCOMM’s Subsidiaries or with respect to the accuracy or completeness of any information provided, or made available, to any one or more of Investor, Merger Sub or their respective Affiliates or Representatives, including with respect to QUALCOMM’s and its Subsidiaries’ respective businesses, operations, assets, liabilities, conditions (financial or otherwise), prospects or otherwise in connection with this Agreement or the transactions contemplated by this Agreement, and each of Investor, Merger Sub and their respective Representatives and Affiliates are not relying on, and waive any claim based on reliance on, any representation, warranty or other information of QUALCOMM or any Person except for those expressly set forth in Article VI or any certificate delivered hereunder and (ii) no Person has been authorized by the QUALCOMM, QUALCOMM’s Subsidiaries or any other Person on behalf of QUALCOMM to make any representation or warranty relating to QUALCOMM, its Subsidiaries or their respective businesses or otherwise in connection with this Agreement or the transactions contemplated hereby, and if made, such representation or warranty shall not be relied upon by Investor or Merger Sub as having been authorized by such entity. Without limiting the generality of the foregoing, each of Investor and Merger Sub acknowledges and agrees that, except for the representations and warranties expressly set forth in Article VI, none of QUALCOMM nor QUALCOMM’s Subsidiaries has made a representation or warranty (including as to accuracy or completeness) to such Party with respect to, and none of QUALCOMM, its Subsidiaries or any other Person shall be subject to any liability to Investor or Merger Sub or any other Person resulting from, QUALCOMM or any of QUALCOMM’s Subsidiaries or their respective Representatives or Affiliates providing, or making available, to Investor, Merger Sub or any of their respective Affiliates or their respective Representatives, or resulting from the omission of, any estimate, projection, prediction, forecast, data, financial information, memorandum, presentation or any other materials or information, including any materials or information made available to Investor, Merger Sub or their respective Representatives or Affiliates in connection with presentations by QUALCOMM’s management.

Article VI
REPRESENTATIONS AND WARRANTIES RELATING TO QUALCOMM

Except as set forth in the correspondingly numbered sections of the Schedules (or as otherwise provided in Section 11.6) delivered by or on behalf of QUALCOMM to Investor on the date hereof concurrently with the execution of this Agreement, QUALCOMM hereby represents and warrants to Investor as follows:

6.1            Merger Agreement Representations and Warranties. The representations and warranties of QUALCOMM (in its capacity as an Acquiring Party) contained in the Merger Agreement are true and correct at the times and subject to the qualifications set forth in the Merger Agreement.

6.2            Organization and Qualification. QUALCOMM is a corporation duly organized, validly existing and (to the extent applicable) in good standing under the Laws of the jurisdiction of its incorporation or organization and has the requisite entity power and authority to conduct its business as it is now being conducted, except as would not reasonably be expected, individually or in the aggregate, to prevent, materially impair, delay or impede the ability of QUALCOMM to effect the transactions contemplated hereby or under the Merger Agreement, including the Merger Transactions and the Non-Arriver Extraction. QUALCOMM is duly qualified or licensed to do business and (to the extent applicable) is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and (to the extent applicable) in good standing would not reasonably be expected, individually or in the aggregate, to prevent, materially impair, delay or impede the ability of QUALCOMM to effect the transactions contemplated hereby or under the Merger Agreement, including the Merger Transactions and the Non-Arriver Extraction. QUALCOMM has made available to Investor a copy of QUALCOMM’s Organizational Documents, as currently in effect, and QUALCOMM is not in violation of any provision of such documents applicable to it.

6.3            Authority Relative to Agreement.

(a)            QUALCOMM has all necessary entity power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including the Merger Transactions and the Non-Arriver Extraction. The execution, delivery and performance of this Agreement by QUALCOMM, and the consummation by QUALCOMM of the transactions contemplated by this Agreement, have been duly and validly authorized by all necessary entity action by each of QUALCOMM, and no other entity Action on the part of QUALCOMM is necessary to authorize the execution, delivery and performance of this Agreement by QUALCOMM and the consummation by QUALCOMM of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by QUALCOMM and, assuming due authorization, execution and delivery of this Agreement by the other Party hereto, constitutes a legal, valid and binding obligation of QUALCOMM, enforceable against it in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b)            The board of directors or similar governing body of QUALCOMM has unanimously (i) approved this Agreement and the transactions contemplated hereby, including the Merger Transactions and the Non-Arriver Extraction and (ii) determined that this Agreement and the transactions contemplated hereby, including the Merger Transactions and the Non-Arriver Extraction and the other transactions contemplated hereby, taken as a whole, are advisable and in the best interests of QUALCOMM and its stockholders. No vote of, or consent by, the holders of any class or series of capital stock of QUALCOMM is necessary to authorize the execution, delivery and performance by QUALCOMM of this Agreement and the consummation of the transactions contemplated hereby or otherwise required by the amended and restated articles of incorporation or bylaws of QUALCOMM or applicable Law (including any stockholder approval provisions under the rules of any applicable securities exchange).

6.4            No Conflict; Required Filings and Consents.

(a)            Neither the execution and delivery of this Agreement by QUALCOMM nor the consummation by QUALCOMM of the transactions contemplated hereby will (i) violate any provision of any one or more of QUALCOMM’s or its Subsidiaries’ certificate of incorporation or bylaws (or equivalent Organizational Documents), (ii) assuming that the Consents, registrations, declarations, filings and notices referred to in Section 5.3(b) of the Merger Agreement have been obtained or made, any applicable waiting periods referred to therein have expired and any condition precedent to any such Consent has been satisfied, conflict with or violate any Law applicable to QUALCOMM and any of its Subsidiaries or by which any property or asset of QUALCOMM or any of its Subsidiaries is bound or affected or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, acceleration or cancellation of, any material Contract to which QUALCOMM or its Subsidiaries is a party, or by which any of their respective properties or assets is bound, other than, in the case of clauses (ii) and (iii), any such conflict, violation, breach, default, termination, acceleration or cancellation that would not reasonably be expected, individually or in the aggregate, to prevent, materially impair, delay or impede the ability of QUALCOMM to effect the transactions contemplated hereby or under the Merger Agreement, including the Merger Transactions and the Non-Arriver Extraction.

(b)            No Consent of, or registration, declaration or filing with or notice to, any Governmental Authority is required to be obtained or made by or with respect to QUALCOMM or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) such items required solely by reason of the participation of Veoneer in the transactions contemplated hereby, (ii) compliance with and filings or notifications under the HSR Act or other Antitrust Laws and Investment Screening Laws and (iii) such other Consents, registrations, declarations, filings or notices the failure of which to be obtained or made would not reasonably be expected, individually or in the aggregate, to prevent, materially impair, delay or impede the ability of QUALCOMM to effect the transactions contemplated hereby.

6.5            Sufficient Funds.

(a)            QUALCOMM, as of the date of this Agreement, shall have access to funds, and at the Merger Closing and at the Non-Arriver Extraction Closing, shall have funds, sufficient and available to (i) fund all of the amounts required to be provided by QUALCOMM for the consummation of the transactions contemplated hereby and (ii) perform all of QUALCOMM’s payment obligations under this Agreement.

(b)            QUALCOMM acknowledges and agrees that (i) its obligation to consummate the transactions contemplated by this Agreement is not and will not be subject to the receipt by QUALCOMM of any financing or the consummation of any other transaction and (ii) in no event shall the receipt or availability of any financing by QUALCOMM or its Affiliates be a condition to any of the obligations of QUALCOMM hereunder.

6.6            Investment Intention. Other than as expressly contemplated by this Agreement, including the Merger Transactions and the Non-Arriver Extraction, QUALCOMM is acquiring Veoneer for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) thereof. QUALCOMM understands that the shares of capital stock of Veoneer will not be registered under the Securities Act or any Blue Sky Laws and cannot be sold unless subsequently registered under the Securities Act, any applicable Blue Sky Laws or pursuant to an exemption from any such registration.

6.7            Brokers. As of the date hereof, except for Evercore Group L.L.C. and Centerview Partners LLC, no broker, finder, investment banker, consultant or intermediary is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of QUALCOMM or any of its Subsidiaries.

6.8            Acknowledgment of Disclaimer of Other Representations and Warranties.

(a)            Except for the representations and warranties expressly set forth in this Article VI or any certificate delivered hereunder, neither QUALCOMM nor any other Person on behalf of QUALCOMM makes (and QUALCOMM, on behalf of itself, its Subsidiaries, and its respective Affiliates and Representatives, hereby disclaims) and Investor has not relied on, any express or implied representation or warranty with respect to QUALCOMM or any of its Subsidiaries, businesses, operations, properties, assets, liabilities or otherwise in connection with this Agreement or the transactions contemplated hereby, including the Merger Transactions and the Non-Arriver Extraction, including as to the accuracy or completeness of any information.

(b)            Except for the representations and warranties expressly set forth in Article V or any certificate delivered hereunder, QUALCOMM acknowledges and agrees that (i) neither Investor, its Subsidiaries nor any other Person on behalf of Investor or its Subsidiaries makes, or has made, any express or implied representation or warranty with respect to Investor, Investor’s Subsidiaries or with respect to the accuracy or completeness of any information provided, or made available, to any one or more of QUALCOMM or its Affiliates or Representatives, including with respect to Investor’s and its Subsidiaries’ respective businesses, operations, assets, liabilities, conditions (financial or otherwise), prospects or otherwise in connection with this Agreement or the transactions contemplated by this Agreement, and each of QUALCOMM and its Representatives and Affiliates are not relying on, and waive any claim based on reliance on, any representation, warranty or other information of Investor or any Person except for those expressly set forth in Article V or any certificate delivered hereunder and (ii) no Person has been authorized by the Investor, Investor’s Subsidiaries or any other Person on behalf of Investor to make any representation or warranty relating to Investor, its Subsidiaries or their respective businesses or otherwise in connection with this Agreement or the transactions contemplated hereby, and if made, such representation or warranty shall not be relied upon by QUALCOMM as having been authorized by such entity. Without limiting the generality of the foregoing, QUALCOMM acknowledges and agrees that, except for the representations and warranties expressly set forth in Article V, none of Investor nor Investor’s Subsidiaries has made a representation or warranty (including as to accuracy or completeness) to QUALCOMM with respect to, and none of Investor, its Subsidiaries or any other Person shall be subject to any liability to QUALCOMM or any other Person resulting from, Investor or any of Investor’s Subsidiaries or their respective Representatives or Affiliates providing, or making available, to QUALCOMM or any of its Affiliates or their respective Representatives, or resulting from the omission of, any estimate, projection, prediction, forecast, data, financial information, memorandum, presentation or any other materials or information, including any materials or information made available to QUALCOMM or its Representatives or Affiliates in connection with presentations by Investor’s management.

Article VII
COVENANTS

Unless this Agreement is terminated pursuant to Article IX, the Parties hereto covenant and agree as follows:

7.1            Conduct of the Arriver Business.

(a)            From the Merger Closing until the Arriver Sale, Investor agrees that it shall, and shall cause Veoneer and its Subsidiaries to, (i) to the extent permitted by applicable Law, conduct the Arriver Business as directed by QUALCOMM and (ii) in the absence of such direction, use commercially reasonable efforts to conduct the business and operations of the Arriver Business in the ordinary course of business consistent with past practice, (iii) use commercially reasonable efforts to maintain the Permits required to continue to operate the business of the Arriver Business as currently operated, preserve its business relationships with customers, vendors and others doing business with it and retain the services of its officers and key employees (it being understood that failure to take any action that is prohibited by any of clause (i) through (xviii) below shall not, in any event, constitute a breach of this sentence). Without limiting the generality of the foregoing, except as expressly required or permitted by this Agreement (including to effect the Arriver/Non-Arriver Separation Planning) or as required by applicable Law, during the period from the Merger Closing to the Arriver Sale, without the prior written consent of QUALCOMM (which consent shall not be unreasonably withheld, conditioned or delayed), Investor shall cause Veoneer and its Subsidiaries not to take any of the following actions:

(i)            take any action that would reasonably be expected to delay or prevent the consummation of the Non-Arriver Extraction or the Arriver Sale promptly after the Merger Closing, subject to and in accordance with the terms and conditions of this Agreement and the Merger Agreement;

(ii)            redeem, purchase, restructure or otherwise acquire, or propose to redeem, purchase, restructure or otherwise acquire, any membership interests of Veoneer or any of its Subsidiaries or any options, warrants or rights to acquire any equity interests convertible into or exchangeable for membership interests of Veoneer or any of its Subsidiaries, or declare, set aside or pay any non-cash dividend, distribution or return of capital;

(iii)            (A) adopt or propose any amendments to the Organizational Documents of Veoneer or any of its Subsidiaries or (B) split, reclassify or combine any of the equity interests of Veoneer or its Subsidiaries;

(iv)            amend in any material respect or terminate any Arriver Permit (other than terminations and renewals as a result of the expiration of the term of such Arriver Permit or amendments to update factual information required by such Arriver Permit);

(v)            make any material change in any accounting policy or practice, except for any such change required by changes in GAAP or applicable Law (or any interpretation thereof) or any such changes as do not impact the Arriver Business in any respect;

(vi)            sell, lease, license, transfer, abandon or otherwise dispose of any of its property or assets of the Arriver Business;

(vii)            sell, assign, transfer, lease, license, pledge, dispose of, encumber or allow to lapse any rights in (including failing to take any action necessary to maintain or renew) any Arriver IP, except for non-exclusive licenses entered into the ordinary course of business consistent with past practices;

(viii)            disclose any material Trade Secret included in the Arriver Assets, other than in the ordinary course consistent with past practice and in each case subject to a non-disclosure agreement to protect the confidentiality of such Trade Secret;

(ix)            make or change any Tax election, file any Tax Return, amend any Tax Return, change any material Tax accounting period, or concede, settle or otherwise dispose of any Tax claim or fail to pay any material amount of Tax as it becomes due;

(x)            adopt or effect a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or exchange of membership interests;

(xi)            (A) incur, create, assume or otherwise become liable for any Indebtedness (other than any Indebtedness described by clause (ix) of the definition thereof) in respect of the Arriver Business or for which the obligor is an Arriver Transferred Entity, other than any draws on credit facilities existing on the date hereof, (B) make any loans, advances or capital contributions to, or investment in, any other Person or (C) mortgage, pledge or otherwise encumber any Arriver Assets, except for Permitted Liens;

(xii)            (A) enter into any Arriver Contract that would be a Material Contract if in effect on the date hereof, other than, except with respect to any Material Contract described in Sections 4.16(a)(ii), 4.16(a)(iii) and 4.16(xiii) of the Merger Agreement, in the ordinary course of business or (B) renew, assign, cancel, terminate or materially amend any Arriver Contract that is a Material Contract in any material respect in a manner that is adverse to the Arriver Business, other than, except with respect to any Material Contract described in Sections 4.16(a)(ii), 4.16(a)(iii) and 4.16(xiii)  of the Merger Agreement, in the ordinary course of business;

(xiii)            enter into, amend, modify, extend, renew, elect not to renew, assign, sublet or terminate any Arriver Leases or any Shared Leases that are not deemed to be Non-Arriver Leases pursuant to Section 3.8;

(xiv)            with respect to any Arriver Employee or Former Arriver Employee, other than as required by any Benefit Plan as in effect on the date of this Agreement or by applicable Law, (A) increase his or her compensation or benefits, other than in the ordinary course of business consistent with past practice with respect to any such individual whose total annual cash compensation opportunity does not exceed $100,000; (B) grant any rights to severance, change of control, retention or termination pay, whether pursuant to an employment agreement, severance agreement or otherwise; (C) establish, adopt, enter into, amend or terminate any Benefit Plan or any collective bargaining agreement, other than offer letters that do not include severance protections or transaction payments with respect to any such individual whose total annual cash compensation opportunity does not exceed $100,000; (D) take any action to amend or waive any performance or vesting criteria or accelerate the vesting, exercisability or funding under any Benefit Plan; or (E) hire or terminate (other than for cause or due to death or disability), other than in the ordinary course of business consistent with past practice with respect to any such individual whose total annual cash compensation opportunity does not exceed $100,000;

(xv)            enter into, modify or terminate any transactions, Contracts or understandings in respect of the Arriver Business with Investor or any of its Affiliates (including with the Non-Arriver Business);

(xvi)            accelerate payment of accounts receivable, or delay or postpone the payments of accounts payable or other liabilities, or depart from any practice of maintaining the levels of inventory, materials and supplies, in each case, of the Arriver Business and other than in the ordinary course of business;

(xvii)            modify insurance coverage for Arriver Assets other than in the ordinary course, or allow any material insurance coverage to lapse; or

(xviii)            authorize, recommend, propose or agree to take any of the foregoing actions or announce an intention to do any of the foregoing.

7.2            Access to Information; Confidentiality.

(a)            During the period from the date of the Merger to the Arriver Sale Closing Date, Investor shall cause Veoneer to give Investor and QUALCOMM and their respective authorized Representatives full access during normal business hours to all employees, books, records, offices and other facilities and properties of Veoneer as Investor and QUALCOMM and their respective authorized Representatives may from time to time reasonably request; provided, however, that (i) any such access shall be provided in a manner not to unreasonably interfere with the businesses or operations of Veoneer, (ii) notwithstanding anything to the contrary in this Agreement, Investor shall not be required to cause Veoneer to disclose any information to Investor or QUALCOMM or their respective authorized Representatives if doing so would reasonably be expected to violate any applicable Law or Contract to which Veoneer is a party or to which Veoneer is subject, but Veoneer shall take reasonable steps to provide such information, to the extent such information may be provided without violation of such applicable Law or Contract, to the extent requested by Investor or QUALCOMM and (iii) nothing herein shall require Investor to Veoneer to furnish to Investor or Veoneer with access to information that is subject to attorney-client, work product or similar legal privilege, but each of Investor and QUALCOMM shall take reasonable steps to provide such information to the extent such information may be provided consistent with preservation of such privilege, to the extent requested by Veoneer. To the extent any restriction on the access to, or disclosure of, information as contemplated by this clause (a) applies, the Parties shall use reasonable best efforts to make appropriate substitute arrangements so that such information can be accessed and disclosed.

(b)            Any information provided to or obtained by QUALCOMM, Investor or its Representatives pursuant to paragraph (a) above shall be “Confidential Information” (herein referred to as “Confidential Information”) as defined in the Confidentiality and Non-Disclosure Agreement, dated August 11, 2021, by and among Veoneer and QUALCOMM (as amended, restated, supplemented or otherwise modified from time to time, the “Veoneer Confidentiality Agreement”), and shall be held by QUALCOMM and Investor in accordance with and be subject to the terms of the Veoneer Confidentiality Agreement and the terms of the Merger Agreement.

7.3            Further Assurances; Notification of Litigation.

(a)            From the date hereof until the Arriver Sale Closing Date, each of the Parties shall execute such documents and perform such further acts as may be reasonably required to carry out the provisions hereof and the actions contemplated hereby. Each Party shall, on or prior to the Arriver Sale Closing Date, use its reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the transactions contemplated hereby.

(b)            Each Party shall promptly notify each other Party of any material Action regarding the transactions contemplated hereby, by any Transaction Document or by the Merger Agreement and keep such other Parties reasonably informed as to the status and proposed resolution thereof; provided, that no Party shall be required to provide any information with respect to an Action to the extent that such Party believes in good faith based on the written advice of outside legal counsel that it is required not to provide such information in order to preserve attorney-client privilege or is otherwise prohibited from providing such information under applicable Law; and provided, further, that the Parties shall use reasonable best efforts to make appropriate substitute arrangements under circumstances in which the foregoing prohibition apply to allow access to or provision of such information in a manner that does not result in such effect.

7.4            IRS Form W-9. On or prior to the Arriver Sale Closing Date, each of Investor and QUALCOMM shall deliver to Veoneer and to each other and at such other times as may reasonably be requested a completed IRS Form W-9 certifying that Investor and QUALCOMM, as applicable, is a United States person within the meaning of Section 7701(a)(30) of the Code or is a disregarded entity owned by a United States person.

7.5            Tax Matters.

(a)            In the event that the Non-Arriver Separation Plan has not been completed prior to the Merger Closing, Investor shall and shall cause Veoneer to (and their respective Representatives and Subsidiaries to) use reasonable best efforts to cooperate with QUALCOMM in completing the Non-Arriver Separation Plan (the steps of which, and the final structure for the Non-Arriver Business, for the avoidance of doubt, shall be determined by QUALCOMM in its sole discretion). In addition, Investor shall and shall cause Veoneer to (and their respective Representatives and Subsidiaries to), take any steps necessary or advisable to implement the Arriver/Non-arriver Separation Planning, including signing and filing entity classification elections on IRS Form 8832 or assisting in converting legal entities from an entity described in Treasury Regulations Section 301.7701-2(b)(1) or (8) into “eligible entities” within the meaning of Treasury Regulations Section 301.7701-3(a), in each case, with respect to any Subsidiary of Veoneer as may be requested by QUALCOMM.

(b)            Tax Returns. Investor shall permit QUALCOMM to review and comment on each income or other material Tax Return relating to the Non-Arriver Business prior to filing and shall make such revisions to such Tax Returns as reasonably requested within thirty (30) days following delivery of such Tax Return(s) to QUALCOMM.

(c)            Tax Proceedings. QUALCOMM shall have the sole right to control any Tax Proceeding, in its sole discretion, on behalf of a Non-Arriver Transferred Entity that (x) (i) commences between Merger Closing and the Non-Arriver Extraction Effective Time and (ii) relates to any consolidated, combined or unitary return of which a member of the Veoneer Group is the parent or (y) to the extent relating to Separation Taxes. Investor shall promptly notify QUALCOMM in writing upon receiving notice from any Governmental Authority of the commencement of such Tax Proceeding. Investor shall take all actions reasonably necessary (including providing a power of attorney) to enable QUALCOMM to exercise its control rights set forth in this Section 7.5(c). With respect to any Tax Proceedings described in (y) of the first sentence, QUALCOMM shall (i) keep Investor reasonably informed with respect to any material developments or communications (including telephonic communications) related to such Tax Proceeding, (ii) provide Investor with the right, at its sole expense, to participate in such Tax Proceeding and (iii) shall not settle any such Tax Proceeding described in (y) without the prior written consent of Investor, which consent shall not be unreasonably withheld, conditioned or delayed.

(d)            Cooperation. Investor shall and shall cause its Affiliates to, provide to QUALCOMM such cooperation, documentation and information as either of them reasonably may request in (i) filing any Tax Return, amended Tax Return or claim for refund, (ii) determining a liability for Taxes or (iii) conducting any Tax Proceeding. Such cooperation and information shall include providing necessary powers of attorney, copies of all relevant portions or relevant Tax Returns together with work papers.

(e)            Certain Actions. Except as requested by QUALCOMM, Investor shall not make, and shall cause its Affiliates (including, after the Non-Arriver Extraction, the Non-Arriver Transferred Entities) not to make, any Tax election with respect to a Non-Arriver Transferred Entity, which election would be effective or have effect prior to the Non-Arriver Extraction Effective Time.

(f)            Transfer Taxes. QUALCOMM shall pay all sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or gains, or similar Taxes incurred as a result of the Non-Arriver Extraction. The Parties shall cooperate with respect to the filing, and jointly file, if applicable, all required Tax Returns in connection with the foregoing.

7.6            No Control of Veoneer’s Business.

(a)            Prior to the Merger Closing, nothing contained in this Agreement or the Merger Agreement is intended to give QUALCOMM, Investor or any of their respective Affiliates, directly or indirectly, the right to control or direct the business and operations of Veoneer or its Subsidiaries’ operations (including, for the avoidance of doubt, the business and operations of the Arriver Business or the Non-Arriver Business) and, prior to the Merger Closing, Veoneer, under the control and direction of its Board of Directors, shall exercise complete control and supervision over Veoneer and its Subsidiaries’ operations, including with respect to the selection of Veoneer’s management team and the determination of Veoneer’s budget and business plan.

(b)            During the period from and after the Merger Closing and until the Arriver Sale Closing, Investor shall exercise complete control and supervision over the business and operations of Veoneer and its Subsidiaries (which, for the avoidance of doubt, shall include the business and operations of the Arriver Business and the Non-Arriver Business), which control shall include Investor’s right to select the management team overseeing the business and operations of Veoneer and its Subsidiaries and Investor’s right to determine the budget and business plan for Veoneer and its Subsidiaries. For the avoidance of doubt, prior to the Arriver Sale Closing, consistent with, and subject to, the terms and conditions of this Agreement and the Merger Agreement, QUALCOMM shall not have control over Veoneer and its Subsidiaries (including the business and operations of either the Arriver Business or the Non-Arriver Business).

(c)            Following the consummation of the Arriver Sale Closing, nothing contained in this Agreement or the Merger Agreement is intended to give QUALCOMM or any of its Affiliates, directly or indirectly, the right to control or direct the business and operations of Investor or the Non-Arriver Business and from and after the consummation of the Arriver Sale Closing: (i) Investor shall exercise complete control and supervision over the business and operations of Investor and the Non-Arriver Business, which control shall include Investor’s right to select the management team overseeing the business and operations of Investor and the Non-Arriver Business and Investor’s right to determine the budget and business plan for Investor and the Non-Arriver Business and (ii) QUALCOMM shall exercise complete control and supervision over the business and operations of Veoneer and the Arriver Business, which control shall include QUALCOMM’s right to select the management team overseeing the business and operations of Veoneer and the Arriver Business and QUALCOMM’s right to determine the budget and business plan for Veoneer and the Arriver Business.

7.7            Auditor Independence. Investor agrees not to take any action that would reasonably be expected to cause QUALCOMM’s auditor to cease being independent from QUALCOMM.

Article VIII
CONDITIONS TO NON-ARRIVER EXTRACTION CLOSING

8.1            Conditions to the Obligations of QUALCOMM and Investor. The obligations of QUALCOMM and Investor to consummate the Non-Arriver Extraction Closing are subject to the Merger Closing having occurred.

Article IX
TERMINATION

9.1            Termination. This Agreement will be terminated automatically and without any requirement for notice if the Merger Agreement is validly terminated in accordance with its terms prior to the Merger Closing.

9.2            Effect of Termination. In the event of a valid termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void (and there shall be no liability or obligation on the part of QUALCOMM, Investor or their respective Affiliates and their or their Affiliates’ respective Representatives) except that (i) the provisions of the Veoneer Confidentiality Agreement, Section 2.1, Section 7.2(b), this Section 9.2, Article X and Article XI shall survive such termination and (ii) such termination shall not relieve any Party from liability for such Party’s Willful Breach of any provision of this Agreement, or from liability for Fraud. Nothing contained in this Section 9.2 shall limit or prevent any Party from exercising any rights or remedies it may have under Section 11.15.

Article X
SURVIVAL; INDEMNIFICATION

10.1            Survival. All covenants and agreements set forth in this Agreement that by their terms contemplate performance in whole or in part after the Non-Arriver Extraction Closing shall survive the Non-Arriver Extraction Closing in accordance with their respective terms, and all covenants and agreements of Investor, on the one hand, and of QUALCOMM, on the other, set forth in this Agreement to the extent their terms contemplate performance at or prior to the Non-Arriver Extraction Closing shall terminate at the Non-Arriver Extraction Closing; provided that this Article X shall survive the Non-Arriver Extraction Closing in accordance with its terms. The representations and warranties contained in this Agreement (or any certificate to be delivered in connection with this Agreement) shall terminate at and not survive the Non-Arriver Extraction Closing, and there shall be no liability after the Non-Arriver Extraction Closing in respect thereof, except to the extent resulting from Fraud. Without limiting the generality of the foregoing or anything else in this Agreement, from and after the Non-Arriver Extraction Closing (other than in the case of Fraud and other than obligations relating to periods from and after the Non-Arriver Extraction Closing as provided for in the Transaction Documents), each Party hereto, on behalf of itself, its Affiliates and Representatives, hereby fully, unconditionally and irrevocably waives (and discharges and releases the other Parties (and their respective Affiliates and Representatives) from) any and all Actions, causes of action, debts, damages, obligations, liabilities and rights whatsoever, at law or in equity, whether known or unknown, suspected or unsuspected, now existing or which may hereafter accrue, directly or indirectly, arising out of or related to the transactions contemplated by this Agreement, other than with respect to any representations, warranties, covenants or agreements (and, in each case, claims for breach thereof) that expressly survive the Non-Arriver Extraction Closing pursuant to this Section 10.1.

10.2            Indemnification by Investor Group; Indemnification by QUALCOMM.

(a)            Except as otherwise specifically set forth in this Agreement or any Ancillary Agreement, to the fullest extent permitted by Law, Investor shall, and shall cause the other members of the Investor Group to, indemnify, defend and hold harmless QUALCOMM, each member of the Arriver Group and each of their respective past, present and future directors, officers, employees and agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Arriver Indemnitees”), from and against any and all losses, Liabilities, costs, interest, expenses (including reasonable attorneys’ fees and expenses), Taxes, awards, judgments, fines, penalties, Actions and damages (collectively, “Losses”) of the Non-Arriver Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(i)            any Non-Arriver Liabilities or alleged Non-Arriver Liabilities;

(ii)            any and all Liabilities that are expressly provided by this Agreement or any Ancillary Agreement as Liabilities to be assumed or retained by the Investor Group, and all agreements, obligations and Liabilities of any member of the Investor Group under this Agreement or any of the Ancillary Agreements; and

(iii)            any breach by Investor or any member of the Investor Group of this Agreement or any of the Ancillary Agreements.

(b)            Except as otherwise specifically set forth in this Agreement or any Ancillary Agreement, to the fullest extent permitted by Law, QUALCOMM shall, and shall cause the members of the Arriver Group to, indemnify, defend and hold harmless Investor, each member of the Investor Group and each of their respective past, present and future directors, officers, employees and agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Non-Arriver Indemnitees”, and each of the Arriver Indemnitees and the Non-Arriver Indemnitees, an “Indemnitee”), from and against any and all Losses of the Arriver Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(i)            any Arriver Liabilities or alleged Arriver Liabilities;

(ii)            any and all Liabilities that are expressly provided by this Agreement or any Ancillary Agreement as Liabilities to be assumed or retained by QUALCOMM or the Arriver Group, and all agreements, obligations and Liabilities of any member of QUALCOMM or the Arriver Group under this Agreement or any of the Ancillary Agreements; and

(iii)            any breach by QUALCOMM or any member of the Arriver Group of this Agreement or any of the Ancillary Agreements.

10.3            Indemnification Claim Process.

(a)            All claims for indemnification by either a Non-Arriver Indemnitee or an Arriver Indemnitee under this Article X against the applicable indemnifying party pursuant to Section 10.2 (an “Indemnitor”) shall be asserted and resolved in accordance with Sections 10.3 and 10.4.

(b)            If an Indemnitee intends to seek indemnification pursuant to this Article X in respect of a Third Party Claim, the Indemnitee shall promptly, but in any event within fifteen (15) Business Days following such Indemnitee’s knowledge of the basis for making a claim hereunder, notify the Indemnitor in writing of such claim, describing such claim in reasonable detail and the amount or estimated amount of Losses (the “Claims Notice”); provided, that failure to give such notification on a timely basis will not waive the indemnification provided hereunder except to the extent that such failure to give such notification results in (i) the forfeiture by the Indemnitor of rights and defenses otherwise available to the Indemnitor with respect to such claim or (ii) prejudice to the Indemnitor with respect to such claim.

(c)            The Indemnitor shall have thirty (30) days from the date on which the Indemnitor received the Claims Notice to notify the Indemnitee that the Indemnitor desires to control the defense or prosecution of the Third Party Claim and any litigation resulting therefrom with counsel of its choice at the Indemnitor’s sole cost and expense; provided, however, that the Indemnitor will not be entitled to assume or continue the defense thereof if the Third Party Claim (i) seeks, in addition to or lieu of monetary damages, any injunctive or other equitable relief (other than such relief that is incidental to the award of money damages), (ii) presents, under applicable standards of professional conduct, a conflict on any significant issue between the Indemnitee and the Indemnitor or (iii) relates to or arises in connection with any criminal Action, indictment, allegation or investigation (such Third Party Claim in the case of the foregoing clauses (i), (ii) or (iii), an “Excluded Third Party Claim”; provided that, notwithstanding the foregoing, if any Third Party Claim in the case of the foregoing clauses (i), (ii) or (iii) relates exclusively to the Arriver Business or QUALCOMM, it shall not be an Excluded Third Party Claim); provided, further, that in no event shall such control of the defense be deemed to be an admission or assumption of liability on the part of the Indemnitor. If the Indemnitor assumes the defense of such claim in accordance herewith: (x) the Indemnitee may retain separate co-counsel at its sole cost and expense and participate in the defense of such Third Party Claim, but the Indemnitor shall control the investigation, defense and settlement thereof; (y) the Indemnitee shall not file any papers or consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnitor (not to be unreasonably withheld, conditioned or delayed); and (z) the Indemnitor shall not consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnitee unless (A) such judgment or settlement does not provide for any admission of liability by any Indemnitee, (B) the judgment or settlement provides solely for the payment of money by the Indemnitor and the Indemnitor makes such payment and (C) the Indemnitee receives an unconditional release with respect to such Third Party Claim. The Parties shall act in good faith in responding to, defending against, settling or otherwise dealing with Third Party Claims, and cooperate in any such defense and give each other reasonable access to all information relevant thereto. Whether or not the Indemnitor has assumed the defense of such Third Party Claim, the Indemnitor will not be obligated to indemnify the Indemnitee hereunder with respect to any settlement entered into or any judgment consented to without the Indemnitor’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

(d)            If the Indemnitor does not assume the defense of such Third Party Claim within thirty (30) days of receipt of the Claims Notice, the Indemnitee will be entitled to assume such defense upon delivery of notice to such effect to the Indemnitor and will be entitled recover the reasonable costs and expenses of such defense from the Indemnitor to the extent the Indemnitee is entitled to indemnification under this Article X; provided, however, that the Indemnitor (i) shall have the right to participate in the defense of the Third Party Claim at its sole cost and expense; and (ii) shall not be obligated to indemnify the Indemnitee hereunder for any settlement entered into or any judgment consented to without the Indemnitor’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

10.4            Indemnification Procedures for Non-Third Party Claims. The Arriver Indemnitee or Non-Arriver Indemnitee, as applicable, will deliver a Claims Notice to the Indemnitor promptly upon its discovery of any matter for which the Indemnitor may be liable to the Indemnitee hereunder that does not involve a Third Party Claim; provided, that failure to promptly give such notification will not waive the indemnification provided hereunder except to the extent that such failure to give such notification results in (a) the forfeiture by the Indemnitor of rights and defenses otherwise available to the Indemnitor with respect to such claim or (b) prejudice to the Indemnitor with respect to such claim. The Arriver Indemnitee or Non-Arriver Indemnitee, as applicable, shall reasonably cooperate and assist the Indemnitor in determining the validity of any claim for indemnity by the Indemnitee and in otherwise resolving such matters. Such assistance and cooperation shall include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters, all at the Indemnitor’s sole cost and expense.

10.5            Exclusive Remedy. Notwithstanding anything to the contrary herein, except with respect to claims for equitable relief, claims arising from Fraud or claims for breaches of any payment obligation under this Agreement (except the indemnification obligations under this Article X), the indemnification provisions of this Article X shall be the sole and exclusive remedy of Parties following the Arriver Sale Closing for any and all breaches or alleged breaches of any representations, warranties, covenants or agreements of the Parties in this Agreement or in any certificate to be delivered in connection with this Agreement.

10.6            Calculation of Losses; Limitations.

(a)            The amount of any Loss for which indemnification is provided under this Article X shall be (i) net of any reserves, liability accruals or other provisions that are specifically identifiable as being for such Loss on the face of the financial statements of the Indemnitee (including the notes thereto), (ii) net of any amounts (net of all Liabilities incurred in connection with insurance recovery) actually recovered by any Indemnitee from third parties under insurance policies (which for the avoidance of doubt shall exclude self-insurance) (and each Indemnitee shall use reasonable best efforts to recover such amounts under applicable third party insurance policies), (iii) (A) reduced to take account of any net Tax benefit actually realized by the Indemnitee or any of its Subsidiaries as a result of the incurrence of any such Loss and (B) increased to take account of any net Tax detriment actually realized (including as a result of the taxability of any indemnity payment) by the Indemnitee or any of its Subsidiaries as a result of the incurrence of any such Loss, in each case determined on a “with-and-without” basis. If the Indemnitee subsequently recovers any such amounts after having received indemnification payments hereunder, the Indemnitee shall promptly pay such amounts over to the Indemnitor. The Indemnitor shall pay to the Indemnitee the amount of any Loss for which it is liable hereunder, by wire transfer of immediately available funds, to an account specified by the Indemnitee no later than five (5) Business Days following any Final Determination of the claims set forth in the related Claims Notice.

(b)            Under no circumstances shall any Indemnitee be entitled to be indemnified for speculative, consequential, lost profit or punitive damages except to the extent either (i) such Losses were payable pursuant to a Third Party Claim; or (ii) such Losses were reasonably foreseeable.

(c)            The party seeking indemnification under this Article X shall use its commercially reasonable efforts to mitigate any Loss which forms the basis of an indemnification claim hereunder.

Article XI
MISCELLANEOUS

11.1            Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

11.2            Entire Agreement. This Agreement, the Transaction Documents and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein or therein, including the Veoneer Confidentiality Agreement, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Notwithstanding anything to the contrary in this Agreement, the Veoneer Confidentiality Agreement will (a) not be superseded; (b) survive any termination of this Agreement; and (c) continue in full force and effect until the date on which the Veoneer Confidentiality Agreement expires in accordance with its terms or, solely with respect to any Confidential Information relating to Veoneer, until the Non-Arriver Extraction Closing Date, if earlier.

11.3            Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement.

11.4      Further Assurances     . Each party to this Agreement shall execute and deliver such documents and shall take such actions as may be reasonably necessary or desirable to effect the transactions described in this Agreement.

11.5            Notices.      Any notice or other communication required or permitted under this Agreement shall be deemed to have been duly given and made if (i) in writing and served by personal delivery upon the party for whom it is intended, (ii) if delivered by electronic mail, or (iii) if delivered by certified mail, registered mail, courier service, return-receipt received to the party at the address set forth below, with copies sent to the Persons indicated:

If to QUALCOMM:

QUALCOMM Incorporated
5775 Morehouse Drive
San Diego California 92121
Email:	dnelles@qti.qualcomm.com
aschwenk@qualcomm.com
Attention:	Duane Nelles III
Adam P. Schwenker

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Phone:	(212) 373-3000
Email:	sbarshay@paulweiss.com
kveeraraghavan@paulweiss.com
kseifried@paulweiss.com
Attention:	Scott A. Barshay
Krishna Veeraraghavan
Kyle T. Seifried

If to Investor:

SSW HoldCo LP
Phone: (212) 838-8816
Email:	jake@sswpartners.com
Attention:	Jake Liebschutz

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Phone:	(212) 450-4000
Email:	george.bason@davispolk.com
william.aaronson@davispolk.com
Attention:	George R. Bason,Jr.
William H. Aaronson

If to Merger Sub:

SSW Merger Sub Corp
Phone:	(212) 838-8816
Email:	jake@sswpartners.com
Attention:	Jake Liebschutz

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Phone:	(212) 450-4000
Email:	george.bason@davispolk.com
william.aaronson@davispolk.com
Attention:	George R. Bason,Jr.
William H. Aaronson

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 11.5.

11.6            Exhibits and Schedules.

(a)            Any matter, information or item disclosed in the Schedules delivered under any specific representation or warranty or Schedule number hereof, shall be deemed to have been disclosed for all purposes of this Agreement in response to every representation and warranty in this Agreement in respect of which such disclosure is reasonably apparent on its face. The inclusion of any matter, information or item in any Schedule to this Agreement shall not be deemed to constitute an admission of any liability to any third party or otherwise imply, that any such matter, information or item is material or creates a measure for materiality for the purposes of this Agreement, including that consent or notice is required in connection with the Merger Transactions and the Non-Arriver Extraction. The specification of any dollar amount in the representations or warranties contained in this Agreement is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no party hereto shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.

(b)            The Schedules and Exhibits hereto are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

11.7            Waiver. Waiver of any term or condition of this Agreement by any Party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement. Subject to the terms of this Agreement and the Merger Agreement, no failure or delay by any Party or Veoneer in exercising any right or privilege in this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

11.8            Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their permitted successors and assigns. No Party may assign or delegate, by operation of law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other Parties, which consent any such Party may withhold in its absolute discretion. Any purported assignment without such prior written consents shall be void.

11.9            No Third Party Beneficiary. Nothing in this Agreement shall confer any rights, remedies or claims upon any Person or entity not a Party or a permitted assignee of a Party, except that (i) the Indemnitees shall be third party beneficiaries of the provisions of Article X; and (ii) Veoneer shall be an express third-party beneficiary of this Agreement only for the purposes of Sections 2.3 and 2.4. Veoneer shall not be a third-party beneficiary for any purpose other than as expressly set forth in this Section 11.9, including without limitation for any claim for monetary damages under this Agreement.

11.10            No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement or the transactions contemplated thereby, including the Merger Transactions and the Non-Arriver Extraction, or the negotiation, execution or performance of this Agreement, may only be made against the entities that are expressly identified as Parties hereto, and no recourse hereunder or under any documents or instruments delivered in connection herewith may be had against any past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder or holder of any equity interests, agent, attorney or other Representative of any Party that is not a Party itself (each, a “Related Person”), and no Related Person has any liability for any obligations or liabilities of the Parties or for any claim based on, in respect of, or by reason of, the this Agreement or the transactions contemplated thereby, including the Merger Transactions and the Non-Arriver Extraction. Each Party acknowledges that the agreements contained in this Section 11.10 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the Parties would not enter into this Agreement. Without limiting the generality of the foregoing, to the maximum extent permitted or otherwise conceivable under applicable Law, each Party hereby (a) waives, releases and disclaims any and all claims based on, in respect of, or by reason of, this Agreement or the transactions contemplated thereby, including the Merger Transactions and the Non-Arriver Extraction, against all Related Persons, including any claims to avoid or disregard the entity form of any Party or otherwise seek to impose any liability arising out of, relating to or in connection with a claim on any Related Person, whether a claim granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise, and (b) disclaims any reliance upon any Related Person with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to enter into this Agreement.

11.11            Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be an original as regards any Party whose signature appears thereon and all of which together shall constitute one and the same instrument. Facsimile signatures or signatures received as a pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all Parties reflected hereon as signatories.

11.12            Governing Law and Jurisdiction. This Agreement and any claim or controversy hereunder shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to the principles of conflict of laws thereof.

11.13            Consent to Jurisdiction and Service of Process. Any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated thereby, including the Merger Transactions and the Non-Arriver Extraction may only be instituted in the Delaware Court of Chancery within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court in the State of Delaware), and each party waives any objection which such party may now or hereafter have to the laying of the venue of any such action, suit or proceeding, and irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding.

11.14            WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.14.

11.15            Specific Performance. The Parties agree that irreparable damage would occur in the event that any Party does not perform the provisions of this Agreement in accordance with its terms or otherwise breaches such provisions. Accordingly, the Parties acknowledge and agree that each Party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement by the other Parties and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

11.16            Severability. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated thereby, including the Merger Transactions and the Non-Arriver Extraction is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated thereby, including the Merger Transactions and the Non-Arriver Extraction may be consummated as originally contemplated to the fullest extent possible.

11.17            Interpretation. The Parties have been represented by counsel during the negotiation and execution of this Agreement and have participated in the drafting and negotiation of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties thereto and no presumption of burden of proof shall arise favoring or burdening any Party by virtue of the authorship or drafting history of any provision in this Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Investment and Separation Matters Agreement as of the date first above written.

SSW HOLDCO LP

By its General Partner, SSW HOLDCO GP LLC

By:	/s/ Jake Liebschutz
	Name:	Jake Liebschutz
	Title:	Authorized Signatory

QUALCOMM INCORPORATED

By:	/s/ Akash Palkhiwala
	Name:	Akash Palkhiwala
	Title:	Chief Financial Officer

SSW MERGER SUB CORP, solely for the purposes of Article V and Sections 2.3 and 2.4

By:	/s/ Jake Liebschutz
	Name:	Jake Liebschutz
	Title:	Authorized Signatory